Exhibit 2.1

Execution Version

SEC EXHIBIT NOTICE: Certain schedules and similar attachments to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K and, to the extent applicable, certain confidential information has been omitted or redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K. The omitted or redacted information is not material and, if confidential, is customarily and actually treated as private or confidential. Omitted or redacted information is identified by brackets or other notation, as applicable. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment upon request.

AGREEMENT AND PLAN OF MERGER

by and among

FLOWER ACQUIRECO, LLC,

as Parent,

FLOWER MERGER SUB, INC.,

as Merger Sub,

and

THE MARYGOLD COMPANIES, INC.,

as the Company

Dated as of September 25, 2026

-i-

(continued)

3.12	Taxes.	35
3.13	Related Party Arrangements.	36
3.14	Brokers.	36
3.15	Regulatory Documents.	37
3.16	Compliance with Financial Laws and Regulations.	38
3.17	Takeover Statutes; Dissenter’s Rights.	38
3.18	Real Property.	38
3.19	Employee Benefit Matters.	39
3.20	Labor Matters.	41
3.21	Material Contracts.	42
3.22	Exclusivity of Representations and Warranties; Investigation	42

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43

4.1	Organization and Authority; Approval.	43
4.2	Governmental Filings; No Violations.	44
4.3	Litigation.	44
4.4	No Parent Vote or Approval Required.	44
4.5	Operations of Parent and Merger Sub.	44
4.6	Financial Capability.	45
4.7	Solvency.	46
4.8	Brokers.	46
4.9	Exclusivity of Representations and Warranties; Investigation.	46

ARTICLE V INTERIM OPERATIONS		47

5.1	Affirmative Obligations.	47
5.2	Forbearance Covenants of the Company.	47
5.3	No Solicitation.	50
5.4	Funds Dissolution	53
5.5	Required Regulatory Approvals and Consents.	54
5.6	Financing Cooperation.	55

ARTICLE VI ADDITIONAL COVENANTS		59

6.1	Required Action and Forbearance; Efforts.	59
6.2	Conduct of Business by Parent.	59
6.3	Divestiture of UK Subsidiaries	59
6.4	Delivery of Stockholder Consent.	60

-ii-

(continued)

6.5	Required SEC Filings.	60
6.6	Access.	62
6.7	Section 16(b) Exemption.	62
6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance.	63
6.9	Obligations of Merger Sub.	63
6.10	Public Statements and Disclosure.	64
6.11	Transaction Litigation.	65
6.12	Stock Exchange Delisting; Deregistration.	65
6.13	Additional Agreements.	65
6.14	Parent Vote.	65
6.15	No Control of the Other Party’s Business.	65
6.16	Anti-Takeover Laws.	65
6.17	No Employment Discussions.	66
6.18	Section 15(f) Board Composition.	66
6.19	Transfer Restrictions.	66
6.20	Termination of Voting Agreement.	67
6.21	MGUS Liabilities.	67
6.22	Bylaws	67

ARTICLE VII CONDITIONS TO THE MERGER		67

7.1	Conditions to Each Party’s Obligations to Effect the Merger.	67
7.2	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.	68
7.3	Conditions to the Company’s Obligations to Effect the Merger.	69

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		70

8.1	Termination.	70
8.2	Manner and Notice of Termination; Effect of Termination.	71
8.3	Fees and Expenses.	71
8.4	Amendment.	73
8.5	Extension; Waiver.	73

ARTICLE IX GENERAL PROVISIONS		73

9.1	Survival of Representations, Warranties and Covenants.	73
9.2	Notices.	74
9.3	Assignment.	75
9.4	Confidentiality.	75

-iii-

(continued)

9.5	Entire Agreement.	75
9.6	Third-Party Beneficiaries.	75
9.7	Severability.	76
9.8	Remedies.	76
9.9	Governing Law.	77
9.10	Consent to Jurisdiction; Attorney Client Privilege Matters.	79
9.11	WAIVER OF JURY TRIAL.	79
9.12	Disclosure Schedule References.	79
9.13	Counterparts.	80
9.14	No Limitation.	80
9.15	Disclaimer.	80
9.16	No Recourse.	81
9.17	Financing Provisions.	81

Schedule I	Supporting Stockholders (omitted from this SEC-filed exhibit)
Schedule II	Resigning Officers (omitted from this SEC-filed exhibit)
Schedule III	Permitted Actions (omitted from this SEC-filed exhibit)
Schedule IV	Required Consents (omitted from this SEC-filed exhibit)
Schedule V	Parent Governmental Filings and Authorizations (omitted from this SEC-filed exhibit)
Schedule VI	Existing Indemnification Agreements (omitted from this SEC-filed exhibit)

Exhibit A	Second Amended and Restated Articles of Incorporation of the Company
Exhibit B	Second Amended and Restated Bylaws of the Company
Exhibit C	Stockholder Consent

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 25, 2026 (the “Agreement Date”), by and among Flower AcquireCo, LLC, a Delaware limited liability company (“Parent”), Flower Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Marygold Companies, Inc., a Nevada corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes hereinafter referred to as a “Party.” All capitalized terms that are used but not defined elsewhere in this Agreement shall have the respective meanings given to them in Article I.

RECITALS

WHEREAS, Parent desires to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has delegated authority to the Audit Committee of the Company Board, which consists only of independent and disinterested directors of the Company (the “Special Committee”), to, among other things, consider, review, evaluate and negotiate a potential acquisition of, or other non-ordinary course strategic transaction involving, the Company and make a recommendation to the Company Board as to whether the Company should enter into any such transaction;

WHEREAS, prior to the Agreement Date, the Special Committee has unanimously: (i) determined that this Agreement and the Transactions (as defined below), including the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), upon the terms and conditions set forth in this Agreement and the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes (as amended from time to time, the “NRS”), are advisable, fair to and in the interests of the Company, (ii) recommended that the Company Board (a) adopt, approve and declare advisable this Agreement and the Transactions, including the Merger, and (b) determine that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the interests of the Company, and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their approval by written consent in lieu of a meeting and recommend that the Company Stockholders approve this Agreement in accordance with NRS 78.320;

WHEREAS, prior to the Agreement Date, the Company Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the interests of, the Company, (ii) adopted, approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that this Agreement be submitted to the Company Stockholders for their approval by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders approve this Agreement in accordance with NRS 78.320;

WHEREAS, each of the board of managers of Parent and the board of directors of Merger Sub has respectively (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Stockholders set forth on Schedule I (the “Supporting Stockholders”), which Supporting Stockholders beneficially own approximately 74.53% of the voting power of the Company’s stockholders, have each entered into voting and support agreements with Parent (each, a “Voting and Support Agreement”), dated as of the Agreement Date;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition for the Company’s willingness to enter into this Agreement, Parent has delivered executed copies of the Equity Commitment Letters to the Company;

WHEREAS, within one Business Day following the execution and delivery of this Agreement, the Supporting Stockholders shall execute and deliver the Stockholder Consent approving this Agreement and the Transactions, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions.

For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)	“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, (A) the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar provisions or that otherwise prohibit the making of any Acquisition Proposal) and (B) such agreement does not prohibit the Company from providing any information to Parent in accordance, or otherwise complying, with Section 5.3. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

(b)	“Acquisition Proposal” means any Inquiry, offer or proposal relating to an Acquisition Transaction.

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(c)	“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)	any direct or indirect purchase or other acquisition by any Third Person, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)	any direct or indirect purchase, license (other than non-exclusive licenses) or other acquisition by any Third Person of assets constituting or accounting for more than 20% of the consolidated assets (including equity securities of the Company’s Subsidiaries), revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)	any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Person would (x) hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) acquire assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 20% of the revenue, net income or consolidated assets of the Company Group Members, taken as a whole.

(d)	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)	“Anti-Corruption Laws” means any Laws in any part of the world relating to combatting bribery and corruption, including the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, the FCPA and the UK Bribery Act 2010.

(f)	“Approval Fund” means, collectively, USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund (CUSIP: 90290T809; ticker symbol SDCI) and USCF Midstream Energy Income Fund (CUSIP: 90290T882; ticker symbol UMI).

(g)	“Audited Company Balance Sheet” means the audited consolidated balance sheet (and the notes thereto) of the Company Group Members as of June 30, 2025, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended June 30, 2025.

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(h)	“Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or either the Stock Exchange or the Federal Reserve Bank of New York is closed.

(i)	“Cayman Subsidiary Board Approval” means, with respect to the Cayman subsidiary of each Approval Fund, the due consideration and approval by the board of trustees of USCF ETF Trust, including the requisite approval of a majority of the trustees who are not “Interested Persons,” as defined in Section 2(a)(19) of the Investment Company Act, of USCF Advisers, of (i) a new advisory agreement to be in effect with USCF Advisers from and after the Closing on terms substantially similar in all material respects (including as to aggregate fees) to the applicable agreement in effect between USCF Advisers and such Cayman subsidiary as of the date of this Agreement and (ii) a new sub-advisory agreement, as applicable, to be in effect with the Cayman subsidiary’s sub-adviser from and after the Closing, in accordance with the conditions of the SEC exemptive order permitting USCF Advisers and USCF ETF Trust to operate under a manager-of-managers structure.

(j)	“Cayman Subsidiary Shareholder Approvals” means, with respect to the Cayman subsidiary of each Approval Fund for which shareholder approval is required under applicable Law, approval by the applicable parent Approval Fund acting as sole shareholder of such Cayman subsidiary of the new advisory agreement approved by such Approval Fund’s board of trustees.

(k)	“Change” means any event, circumstance, development, change or effect.

(l)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(m)	“Code” means the Internal Revenue Code of 1986.

(n)	“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(o)	“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(p)	“Company Equity Plans” means The Marygold Companies, Inc. f/k/a Concierge Technologies, Inc. 2021 Omnibus Equity Incentive Plan and any other equity or equity-based compensation plan maintained by the Company.

(q)	“Company Group” means the Company and its Subsidiaries.

(r)	“Company Group Member” means the Company or any of its Subsidiaries, as applicable.

(s)	“Company Intellectual Property” means any Intellectual Property Rights that are owned, or purported to be owned, by any Company Group Member.

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(t)	“Company Material Adverse Effect” means any Change that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole, or (y) has a material adverse effect on the ability of the Company to consummate the Transactions (including the Merger); provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any legal, regulatory or other Change occurring after the Agreement Date affecting any of the industries, industry sectors or geographic sectors in which the Company Group operate, (B) any Change in Law or accounting standards (including GAAP or equivalent accounting practice in any other jurisdiction) or authoritative interpretations or the enforcement thereof applicable to the Company Group, in each case, following the Agreement Date, (C) any Change in domestic or foreign economic, political, demographic or business conditions or financial, credit, debt or securities market conditions generally (including any change in currency exchange rates or interest rates), (D) any Change that results from (1) acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions, other armed conflicts or the escalation or worsening of any of the foregoing, (2) any hurricane, super storm, flood, tornado, earthquake or other natural disaster, (3) any pandemic, epidemic, plague, disease outbreak or other public health emergency (including COVID-19 or any mutation or variation thereof) or (4) any action taken or omitted to be taken by the Company that is expressly required by this Agreement, or at the written request, or with prior written consent, of Parent, (E) any failure by the Company Group to meet any internal or public projections, budgets, forecasts, plans or guidance for any period (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred except to the extent such underlying cause is itself excluded under another exception set forth herein), or (F) any Change arising out of or resulting from the announcement, pendency or consummation of the Transactions solely as a direct result of the identity of Range Capital or any of its Affiliates; except that, with respect to clauses (A), (B), (C) and (D) above, to the extent any such Change has, or would reasonably be expected to have, a disproportionate effect on the Company Group, relative to other participants in the industries in which the Company Group participate, in which case only the incremental disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(u)	“Company Option” means a stock option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(v)	“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company, of which (i) 5,000,000 shares have been designated as Series A Preferred Stock and (ii) 3,000,000 shares have been designated as Series B Preferred Stock.

(w)	“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any Company Group Member.

(x)	“Company Stockholders” means the holders of shares of Company Capital Stock.

(y)	“Company Systems” means Technology, firmware, middleware, hardware, electronic data processing and telecommunications networks, computer systems, and all other information technology assets and information and data contained therein or transmitted thereby, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, any Company Group Member, including all Company Technology.

(z)	“Company Technology” means Technology owned by any Company Group Member.

(aa)	“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of January 30, 2026, by and between Range Fund Holdings, LLC and the Company, as amended from time to time.

(bb)	“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

5

(cc)	“D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) at the request or for the benefit of a Company Group Member at or prior to the Effective Time as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan maintained by any Company Group Member.

(dd)	“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, program, agreement, arrangement or Contract providing for compensation or benefits, including medical, dental, vision or other health, life insurance, employment, management, individual consulting, severance, termination, change in control, transaction, retention, disability, deferred compensation, bonus, commission, stock option, stock purchase, phantom equity, equity appreciation or other equity or equity-based, relocation, repatriation, expatriation, vacation or other fringe benefit or perquisite, incentive compensation, pension, retirement, profit sharing, post-retirement or post-employment compensation or other compensation or benefit, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by any of the Company Group Members or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former Service Provider of any Company Group Member, or (ii) with respect to which the Company Group Members would reasonably be expected to have any Liability, including on account of any of their respective ERISA Affiliates.

(ee)	“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock or other voting securities of, or other equity or ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable or exercisable for cash or shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, such Person, (iii) any warrants, calls, options, preemptive rights, rights of first refusal or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, such Person, or (iv) any restricted shares or units, equity appreciation rights, performance shares or units, contingent value rights, profits interests, profit participation rights, “phantom” equity or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other equity or ownership interests in, or any business, products or assets of, such Person.

(ff)	“ERISA” means the Employee Retirement Income Security Act of 1974.

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(gg)	“ERISA Affiliate” means any Person that is (or at any relevant time, has or would be) considered a single employer with any Company Group Members under Section 414(b), (c), (m) or (o) of the Code.

(hh)	“Exchange Act” means the Securities Exchange Act of 1934.

(ii)	“FCA” means the Financial Conduct Authority located in the United Kingdom or any other successor thereto.

(jj)	“FCPA” means the Foreign Corrupt Practices Act of 1977.

(kk)	“Financing” means any equity or indebtedness raised or to be raised by Parent or its Affiliates in connection with the Transactions other than the Equity Financing.

(ll)	“Financing Source” means any Person (other than Parent, Merger Sub and the Sponsors) that commits to provide, arrange or otherwise enters into an agreement in connection with providing or arranging Financing, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, attorneys, agents and Representatives and their respective successors and permitted assigns.

(mm)	“FSMA” means the Financial Services and Markets Act 2000, as amended, modified or supplemented from time to time.

(nn)	“Fund Board Approvals” means, with respect to each Approval Fund, the due consideration and approval by the board of trustees of USCF ETF Trust, including the requisite approval of a majority of the trustees who are not “Interested Persons,” as defined in Section 2(a)(19) of the Investment Company Act, of USCF ETF Trust, of (i) an interim advisory agreement pursuant to Rule 15a-4 under the Investment Company Act, to the extent necessary, effective at the Closing, and a new advisory agreement to be in effect with USCF Advisers from and after the Closing or upon termination of such interim advisory agreement, as applicable, in each case on terms substantially similar in all material respects (including as to aggregate fees) to the applicable agreement in effect between USCF Advisers and USCF ETF Trust on behalf of such Approval Fund as of the date of this Agreement, (ii) new sub-advisory agreements to be in effect with the Approval Fund’s sub-adviser from and after the Closing, in accordance with the conditions of the SEC exemptive order permitting USCF Advisers and USCF ETF Trust to operate under a manager-of-managers structure, (iii) new fee waiver arrangements to be in effect with USCF Advisers or the Approval Fund’s sub-adviser from and after the Closing on terms substantially similar in all material respects to the applicable arrangements existing as of the date of this Agreement, and (iv) such other matters as may be required by the Investment Company Act.

(oo)	“Fund Shareholder Approvals” means, with respect to each Approval Fund for which shareholder approval is required under applicable Law, approval by the requisite threshold of shareholders of such Approval Fund of (i) the new advisory agreement approved by the board of trustees of USCF ETF Trust, including the requisite approval of a majority of the trustees who are not “Interested Persons,” as defined in Section 2(a)(19) of the Investment Company Act, of USCF ETF Trust, and (ii) such board composition arrangements as are required to be approved by shareholders under applicable Law, including, in each case, the preparation and mailing to such shareholders of a proxy statement describing the Merger, such new advisory agreement and such board composition arrangements and the holding of a shareholder meeting as promptly as practicable.

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(pp)	“Fundamental Representations” means the representations and warranties of the Company set forth herein in Sections 3.1 (Organization and Authority; Approval), 3.2 (No Violations), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.8 (Absence of Certain Changes), 3.10(a) and 3.10(b) (Compliance with Laws), 3.13 (Related Party Arrangements), and 3.14 (Brokers).

(qq)	“GAAP” means United States generally accepted accounting principles.

(rr)	“Governmental Entity” means any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(ss)	“Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than undrawn letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate or currency swap arrangements or other swap, option, derivative or hedging arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the knowledge of the Company, threatened); (vii) any unfunded or underfunded pension, gratuity, provident fund, or similar types of arrangements; (viii) all guarantees of the obligations of other Persons described in clauses (i) through (vii) above; and (ix) all obligations of other Persons described in clauses (i) through (viii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (B) liabilities or obligations solely between the Company and any wholly-owned Company Group Member or solely between any wholly-owned Company Group Members. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

(tt)	“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(uu)	“Intellectual Property Rights” means all intellectual property rights anywhere in the world, and all (i) intellectual property patents, patent disclosures, inventions and improvements thereto (whether or not patentable and whether or not reduced to practice), and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works of authorship, copyright registrations and copyright applications, “moral” rights and mask work rights, and copyrightable subject matter (“Copyrights”), (iii) trade and industrial secrets, confidential and proprietary information and know how, technologies, databases, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source or origin, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, social media accounts and handles, other names and locators associated with the Internet, and all registrations therefor (“Domains”), (vi) all rights in databases and data collections, (vii) intellectual property or proprietary rights relating or with respect to Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

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(vv)	“Intervening Event” means any Change that (i) was not known or reasonably foreseeable to the Special Committee on the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Special Committee on the Agreement Date), and becomes known to the Special Committee prior to the Company’s receipt of the Stockholder Consent, (ii) does not relate to any Acquisition Proposal, and (iii) does not relate to the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or any changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (iii) may be taken into consideration in determining whether an Intervening Event has occurred, unless otherwise excluded by the exceptions to this definition).

(ww)	“IRS” means the United States Internal Revenue Service.

(xx)	“knowledge of the Company” means the actual knowledge of Nicholas Gerber and David Neibert after due inquiry of the executive-level management personnel of the Company.

(yy)	“knowledge of Parent” means the actual knowledge of Tim Rotolo after due inquiry of the executive-level management personnel of the Parent.

(zz)	“Law” means any law (including common law), act, statute, rule, regulation, Order, constitution, treaty, convention, ordinance or, code of any Governmental Entity.

(aaa)	“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, subpoena, investigation, governmental inquiry, arbitration, or other formal legal action or proceeding brought by or pending before any Governmental Entity, arbitrator, mediator or other tribunal.

(bbb)	“Liabilities” means any debt, loss, damage, liability or obligation, whether direct or indirect, known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(ccc)	“Lien” means any mortgage, pledge, lien, encumbrance, license (other than non-exclusive licenses), charge, condition, equitable interest, option, security interest, claim or other security interest.

(ddd)	“Merger Consideration” means the aggregate amount of cash payable pursuant to Article II in respect of all Company Capital Stock, Company Options and Company RSAs outstanding immediately prior to the Effective Time.

(eee)	“MGUS” means Marygold & Co., a Delaware corporation and wholly owned subsidiary of the Company.

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(fff)	“Non-U.S. Employee Plans” means, collectively, each Employee Benefit Plan that is maintained for the benefit of any current or former Service Provider, as applicable, who is located primarily in a country other than the United States or their dependents or that is solely subject to the Laws of any jurisdictions other than the United States, excluding any Employee Benefit Plan sponsored or administered by a Governmental Entity.

(ggg)	“Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) be redistributable at no charge, or (v) grant any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(hhh)	“Order” means any order, judgment, injunction, decree, writ, charge, verdict, debarment, assessment, stipulation, determination, or award, in each case entered by or with any Governmental Entity.

(iii)	“Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(jjj)	“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable and with respect to which the Company Group Members maintain adequate reserves as set forth on the Company’s financial statements, (ii) Liens for Taxes that are not yet delinquent or that are being contested in good faith through (if then appropriate) appropriate proceedings and with respect to which the Company Group Members maintain adequate reserves as set forth on the Financial Statements, (iii) Liens on real property (including easements, covenants, rights of way, and similar restrictions of record) that (A) are matters of record and (B) would be disclosed by a current, accurate survey or physical inspection of such real property, in each case, that do not materially interfere with the present uses of such real property and (iv) Liens constituting a lease, sublease, license, or occupancy agreement that gives any third party any right to occupy any real property.

(kkk)	“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Entity or other enterprise, association, organization or entity.

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(lll)	“Personal Information” means, in addition to any definition provided by any Company Group Member for any similar or equivalent term under applicable Laws (e.g., “personally identifiable information,” “personal data,” “nonpublic information,” or “PII”) in any privacy notice or other public-facing statement by such Company Group Member, all information regarding or capable of being associated with an individual consumer or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, geo-location, and any other data used or intended to be used to identify, contact or precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.

(mmm)	“Processing” (or “Process” or “Processed”) means any theft, loss, security or disposal of or to, any data, information or Company System, or to perform any operation or set of operations upon such data, whether manually or by automatic means, including accessing, manipulating, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(nnn)	“Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) registered Domains.

(ooo)	“Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, employees, consultants, agents, attorneys, accountants, representatives and advisors.

(ppp)	“Rollover Shares” means 670,499 Shares held by Range Capital Holdings, LLC as of the Agreement Date.

(qqq)	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(rrr)	“SEC” means the United States Securities and Exchange Commission.

(sss)	“Securities Act” means the Securities Act of 1933.

(ttt)	“Service Provider” means any employee, officer, director, individual consultant or other individual service provider of any Company Group Member.

(uuu)	“Shares” means the outstanding shares of the Company Common Stock, Series A Preferred Stock and Series B Preferred Stock.

(vvv)	“Stock Exchange” means NYSE American LLC.

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(www)	“Subsidiary” means, with respect to any Person, any Person with respect to which such first Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other equity interests in such second Person that is sufficient to enable such first Person to elect at least a majority of the members of such second Person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second Person.

(xxx)	“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction (except that the references in the definition thereof to “20%” shall be deemed to be references to “50%”) that (i) was not the result or effect of a material violation of Section 5.3(a) and (ii) is on terms that the Special Committee, or the Company Board, acting on the recommendation of the Special Committee, as determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including the timing and certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board or the Special Committee deems relevant, and, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(d)).

(yyy)	“Tax” means (i) any U.S. federal, provincial, state, municipal and non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, escheat, abandoned or unclaimed property, real property and personal property taxes, however denominated, and whether or not disputed, together with all interest, penalties, fines, and additions imposed with respect to such amounts, whether disputed or not), and (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

(zzz)	“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(aaaa)	“Technology” means tangible embodiments of any or all of the following (i) works of authorship including all computer programs, software, applications, operating systems, firmware, source code, executable code, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

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(bbbb)	“Terminated Fund” means (i) USCF Gold Strategy Plus Income Fund (previous ticker symbol USG), (ii) USCF Dividend Income Fund (previous ticker symbol UDI), (iii) USCF Sustainable Battery Metals Strategy Fund (previous ticker symbol ZSB), (iv) USCF Energy Commodity Strategy Absolute Return Fund (previous ticker symbol USE), (v) USCF Sustainable Commodity Strategy Fund (previous ticker symbol ZSC), and (vi) USCF Oil Plus Bitcoin Strategy Fund (previous ticker symbol WTIB), and any subsidiary thereof.

(cccc)	“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons, other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, the Sponsors or any of their respective Affiliates or any “group” including Parent, Merger Sub, the Sponsors or any of their respective Affiliates.

(dddd)	“Transaction Documents” means, collectively, this Agreement and any other agreements, certificates or instruments contemplated hereby.

(eeee)	“Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or their respective directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Information Statement or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties.

(ffff)	“Transactions” means the Merger and the other transactions contemplated by this Agreement.

(gggg)	“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

(hhhh)	“Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute such material breach.

1.2 Additional Definitions.

The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisers Act	3.15(a)
Advisor	3.1(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Amended and Restated Bylaws	2.7(b)
Articles	2.7(a)
Articles of Merger	2.2
Authorization	3.2(a)
Capitalization Date	3.3(a)
CEA	3.15(a)

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Term	Section Reference
Certificates	2.11(c)(i)
CFTC	3.15(a)
CFTC Regulations	3.15(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.1(c)
Company Board Recommendation Change	5.3(c)
Company Counsel	9.10(b)(i)
Company Option	2.10(a)(i)
Company Related Parties	8.3(f)(i)
Company RSA	2.10(b)
Company SEC Reports	3.5
Company Termination Fee	8.3(b)
Company Warrants	2.10(c)
Covered Persons	6.8(a)
Current Bylaws	2.7(b)
Data Security Requirements	3.11(f)
Disclosure Schedule	Article III
Distribution Schedule	2.13
Effective Time	2.2
Electronic Delivery	9.13
Enforceability Limitations	3.1(e)
Enforcement Expenses	8.3(d)
Equity Commitment Letters	Recitals
Equity Financing	4.6(a)
Exchange Fund	2.11(b)
Existing Indemnification Arrangements	6.8(a)
FCA Approval	7.2(f)
FCA Filing	5.5(d)
Filing	3.2(a)
Financing Conditions	4.6(b)
Information Statement	6.5(a)
Intercompany Arrangement	3.13
Interim Period	5.1
Investment Company Act	3.15(b)
Lease Agreements	3.18
Leased Real Property	3.18
Marketing Rule	3.15(d)
Material Contract	3.21
Merger	Recitals
Merger Sub	Preamble
NFA	3.15(a)
NRS	Recitals
Ordinary Course	5.1
Owned Company Shares	2.9(a)(v)

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Term	Section Reference
Parent	Preamble
Parent and Merger Sub Disclosure Schedule	Article IV
Parent Related Parties	8.3(f)(i)
Party	Preamble
Payment Agent	2.11(a)
Per Share Price	2.9(a)(ii)
Permits	3.10
Permitted Actions	5.1
Pre-Closing Board	6.8(b)
Pre-Closing Board Member	6.8(b)
Privileged Transaction Communications	9.10(b)(ii)
Qualified Plan	3.19(d)
Range Capital	2.5
Related Party Arrangement	3.13
Required Amounts	4.6(d)
Requisite Stockholder Approval	3.1(d)
Resigning Officers	2.7(b)
Series A Preferred Stock	2.9(a)(iii)
Series A Preferred Stock Consideration	2.9(a)(iii)
Series B Preferred Stock	2.9(a)(iv)
Series B Preferred Stock Consideration	2.9(a)(iv)
Special Committee	Recitals
Sponsors	4.6(a)
Stockholder Consent	3.1(d)
Stockholder Counsel	9.10(b)(i)
Supporting Stockholders	Recitals
Surviving Corporation	2.1
Tail Policy	6.8(b)
Takeover Statute	3.17
Termination Board Approvals	5.4(a)
Termination Date	8.1(c)
Termination Shareholder Approvals	5.4(a)
Transaction Engagement	9.10(b)(i)
UK Subsidiaries	6.3
Uncertificated Shares	2.11(c)(ii)
USCF Advisers	3.15(a)
USCF Entity	3.15(a)
USCF Investments	3.15(a)
USCF LLC	3.15(a)
Voting and Support Agreement	Recitals

1.3 Certain Interpretations.

(a)	When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

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(b)	When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)	Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)	When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)	The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)	When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns and, in the case of any Governmental Entity, to any Person succeeding to its functions and capabilities. References to any Person include the successors and permitted assigns of that Person.

(h)	Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)	A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)	All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)	The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)	The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

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(m)	The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)	No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)	The information contained in this Agreement and in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any Third Person of any matter whatsoever, including (i) any violation of Law or breach of contract or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p)	The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q)	Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) provided by the Company in writing (including email) to Range Capital or any of its Affiliates or any of their respective advisors, (ii) posted to a virtual data room managed by Range Capital at get.ansarada.com or (iii) made publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC, at www.sec.gov, in each case, two Business Days prior to 5:00 p.m. Eastern Time on the day prior to the Agreement Date.

Article II
THE MERGER

2.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the NRS, on the Closing Date at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the NRS by filing articles of merger (the “Articles of Merger”) with the Nevada Secretary of State in accordance with the applicable provisions of the NRS and the applicable requirements of the Nevada Secretary of State (the time of such filing and acceptance by the Nevada Secretary of State, or such later effective date and time permitted under the NRS as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger, being referred to herein as the “Effective Time”).

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2.3 The Closing.

The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a.m. Eastern Time on the date that is three (3) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company (with the prior consent of the Special Committee) mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Merger Consideration.

The aggregate consideration to be paid by Parent in respect of the Merger shall be the Merger Consideration, subject to the terms of this Article II, which shall be paid in accordance with the terms of this Article II.

2.5 Rollover Shares.

Immediately prior to the Effective Time, Range Capital Holdings, LLC (“Range Capital”) will contribute or otherwise transfer the Rollover Shares to Parent or an Affiliate of Parent in a transaction governed by Section 721 of the Code for U.S. federal income, and any other applicable, tax purposes.

2.6 Effect of the Merger.

At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.7 Articles of Incorporation and Bylaws.

(a)	Articles of Incorporation. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the Amended and Restated Articles of Incorporation of the Company (the “Articles”), will be amended and restated in their entirety as set forth in Exhibit A to this Agreement, and such amended and restated articles of incorporation will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the NRS and such articles of incorporation and consistent with the obligations set forth in Section 6.9.

(b)	Bylaws. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the Bylaws of the Company effective on March 20, 2017 (as amended, and as further amended prior to the Effective Time, the “Current Bylaws”) will be amended and restated in their entirety as set forth in Exhibit B to this Agreement (the “Amended and Restated Bylaws”), and such Amended and Restated Bylaws will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the NRS, the articles of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 6.9.

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2.8 Directors and Officers.

(a)	Directors. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the directors of Merger Sub as of immediately prior to the Effective Time will become, and comprise all of, the directors of the Surviving Corporation at the Effective Time, each such director to hold office in accordance with the articles of incorporation and the Current Bylaws of the Surviving Corporation and until such director’s successor is duly elected or appointed and qualified.

(b)	Officers. Prior to or at the Closing, the Company shall deliver to Parent a duly executed resignation and release letter from each of the officers of the Company set forth on Schedule II (collectively, the “Resigning Officers”). At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, other than the Resigning Officers, the officers of the Company as of immediately prior to the Effective Time will become, and comprise all of, the officers of the Surviving Corporation at the Effective Time, each such officer to hold office in accordance with the articles of incorporation and the Current Bylaws of the Surviving Corporation and until such officer’s successor is duly elected and qualified.

2.9 Effect on Capital Stock.

(a)	Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)	each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of such share of the common stock of the Surviving Corporation;

(ii)	each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Rollover Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.00, without interest thereon (the “Per Share Price”), less any applicable Tax withholdings, in accordance with the provisions of Section 2.15 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.13);

(iii)	each share of Series A Convertible, Voting, Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”) that is issued and outstanding as of immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the product of (A) the Per Share Price and (B) the number of shares of Company Common Stock into which such shares of Series A Preferred Stock is convertible pursuant to the Articles immediately prior to the Effective Time, without interest thereon and less any applicable Tax withholdings (such cash amount, the “Series A Preferred Stock Consideration”);

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(iv)	each share of Series B Convertible, Voting, Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock”) that is issued and outstanding as of immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the product of (A) the Per Share Price and (B) the number of shares of Company Common Stock into which such shares of Series B Preferred Stock is convertible pursuant to the Articles immediately prior to the Effective Time, without interest thereon and less any applicable Tax withholdings (such cash amount, the “Series B Preferred Stock Consideration”); and

(v)	each share of Company Capital Stock that is (A) held by the Company as a treasury share (as defined in NRS 78.283); (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)	Adjustment to the Per Share Price. Payments pursuant to Section 2.9, Section 2.10 and any other similarly dependent items will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)	No Dissenter’s Rights.

(i)	Pursuant to NRS 92A.390, no holder of any shares of Company Common Stock or Company Preferred Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of, or in connection with, this Agreement or the transactions contemplated hereby, including the Merger.

(ii)	Notwithstanding the foregoing, the Company will give Parent (A) prompt notice of any purported demands for payment received by the Company, withdrawals of such purported demands and any other instruments purporting to assert or demand any dissenter’s rights or any other rights of appraisal under the NRS or otherwise; and (B) the opportunity to participate in and control all negotiations and Legal Proceedings with respect thereto. The Company may not, except with the prior written consent of Parent, make any payment with respect to any such purported demands or assertions, or settle or offer to settle any such purported demands or assertions.

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2.10 Equity Awards.

(a)	Company Options.

(i)	Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Option, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less any applicable Tax withholdings, equal to the product obtained by multiplying (A) the excess of the Per Share Price over the per share exercise price of such Company Option, by (B) the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time. In respect of Persons who hold Company Options who are employees of any Company Group Member, the Surviving Corporation shall pay the amounts due pursuant to this Section 2.10(a)(i) on the first payroll date that is at least five (5) Business Days following the Closing Date, through the applicable Company Group Member’s payroll system or, with respect to any Company Option held by Persons who are not employees of any Company Group Member, at the Surviving Corporation’s election, through the Surviving Corporation’s standard accounts payable procedures or the Payment Agent.

(ii)	Out-of-the-Money Company Options. Notwithstanding anything to the contrary, any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, shall be cancelled for no consideration as of the Effective Time.

(b)	Company Restricted Stock Awards. At the Effective Time, except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company restricted stock awards, granted under a Company Equity Plan that is subject solely to time-based vesting conditions (each, a “Company RSA”), whether vested or unvested, shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Company RSA immediately prior to the Effective Time, multiplied by (y) the Per Share Price, less applicable Tax withholdings. In respect of Persons who hold Company RSAs who are employees of any Company Group Member, the Surviving Corporation shall pay the amounts due pursuant to this Section 2.10(b) on the first payroll date that is at least five (5) Business Days following the Closing Date, through the applicable Company Group Member’s payroll system or, with respect to any Company RSA held by Persons who are not employees of any Company Group Member, at the Surviving Corporation’s election, a non-employee member of the Company Board, through the Surviving Corporation’s standard accounts payable procedures or the Payment Agent.

(c)	Company Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Warrant”) that has a per share exercise price that is equal to or greater than the Per Share Price shall, in each case, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled.

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(d)	Further Actions. This Section 2.10 shall serve as an amendment to the Company Equity Plans and any award or grant agreements governing any Company Option and Company RSA. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Option, Company RSA or the Company Equity Plans) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.10 and to terminate the Company Equity Plans, effective as of the Effective Time; such that, following the Effective Time, there shall be no outstanding Company Options or Company RSAs (whether vested or unvested). The Company shall, prior to the Effective Time, take or cause to be taken all actions and deliver all notices required pursuant to the Company Warrants and the agreements or instruments governing the Company Warrants to effectuate the provisions of Section 2.10(c), such that, following the Effective Time, there shall be no Company Warrants outstanding.

2.11 Exchange of Certificates.

(a)	Payment Agent. The Company’s transfer agent at Closing will act as the payment agent for the Merger, provided that if this party is unwilling or unable to perform in this role, then the Parties will mutually agree upon a transfer agent or such other bank or trust company (such party, the “Payment Agent”). Prior to the Effective Time, the Company and Parent shall enter into a paying agent agreement with the Payment Agent, which agreement shall set forth the duties, responsibilities and obligations of the Payment Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent.

(b)	Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.9(a) and, to the extent applicable, Section 2.10(a) and 2.10(b), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Owned Company Shares and Rollover Shares), Series A Preferred Stock and Series B Preferred Stock and, solely to the extent that the Surviving Corporation elects to pay the non-employee holders of Company Options and non-employee holders of Company RSAs through the Payment Agent, the non-employee Option Holders and non-employee holders of Company RSAs, become entitled pursuant to Section 2.9(a) and, to the extent applicable, Section 2.10(a) and 2.10(b) (the “Exchange Fund”); provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of the aggregate consideration from cash or cash equivalents held by the Company or its Subsidiaries as specified in such request. To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.9(a) and, to the extent applicable, Section 2.10(a) and 2.10(b), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.9(a) and, to the extent applicable, Section 2.10(a) and 2.10(b). Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

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(c)	Payment Procedures.

(i)	Certificates. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Owned Company Shares and Rollover Shares) (the “Certificates”) (i) a letter of transmittal that is reasonably acceptable to the Company (which will provide for the submission of an applicable IRS Form W-8 and/or W-9 by such holder of record and specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.9(a)(ii); provided, Parent and the Company will cause the Payment Agent to provide these materials to the Supporting Stockholders in advance of the Effective Time in order to provide the Supporting Stockholders a reasonable opportunity to receive the Per Share Price payable under the next sentence as promptly as practicable following the Effective Time. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.9(a)(ii). No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.11(c)(i).

(ii)	Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, no holder of outstanding shares in book-entry form (“Uncertificated Shares”) will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.9(a) with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the exchanged Uncertificated Shares will be cancelled. Until so cancelled, outstanding Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.9(a)(ii). No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Per Share Price payable upon the transfer of such Uncertificated Shares pursuant to this Section 2.11(c)(ii).

(d)	Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Any other transfer Taxes shall be borne by Parent in accordance with Section 8.3(a). Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

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(e)	No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)	Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of Shares on the date that is six (6) months after the Effective Time will be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates representing such Shares for exchange pursuant to Section 2.11(c)(i) or whose Uncertificated Shares have not been transferred pursuant to Section 2.11(c)(ii) will thereafter look for payment of the Per Share Price payable in respect of such Uncertificated Shares or the Shares represented by such Certificates solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.9(a)(ii). Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto. Parent shall cause the Surviving Corporation to comply with all applicable abandoned property, escheat or similar Laws.

2.12 No Further Ownership Rights in Company Capital Stock.

From and after the Effective Time, all shares of Company Capital Stock, including the Owned Company Shares and the Rollover Shares, will no longer be outstanding and will automatically be cancelled, retired and cease to exist, each holder of shares of Company Capital Stock (or any Certificate representing Shares or other certificate representing shares of Company Preferred Stock) will cease to have any rights with respect thereto, except the right to receive the consideration per share of Company Capital Stock payable therefor in accordance with Section 2.9(a)(ii). The consideration per share of Company Capital Stock paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such of Company Capital Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.11(c)) be cancelled and exchanged as provided in this Article II.

2.13 Lost, Stolen or Destroyed Certificates.

In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent and the Company, the Per Share Price payable in respect thereof pursuant to Section 2.9(a)(ii). Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. Notwithstanding the immediately preceding sentence in this Section 2.13, Parent and the Company will cause the Payment Agent to provide in advance of the Effective Time, this affidavit, with no requirement for an indemnity bond, to the Supporting Stockholders that are specified by the Company in order to provide the Supporting Stockholders a reasonable opportunity to receive the Per Share Price in accordance with Section 2.9 payable hereunder.

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2.14 Company Option and Company RSA Schedule.

At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Distribution Schedule”) setting forth, with respect to each Company Option and Company RSA that will be outstanding as of immediately prior to the Effective Time, (i) the name of each Person holding Company Options or Company RSAs and whether such Person is an employee of any Company Group Member, (ii) the number of Shares and class of Shares underlying each Company Option and the number of Shares granted pursuant to the applicable Company RSA, (iii) in respect of any Company Option, the exercise price thereof and (iv) the Merger Consideration to be paid in exchange for each such Company Options and Company RSAs in accordance herewith.

2.15 Required Withholding.

Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares, Company Options or Company RSAs, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary, any compensatory amounts payable to any current or former employee of the Company or any of the Company Subsidiaries pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

2.16 Necessary Further Actions.

If, at any time prior to the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC on or after the date that is one year prior to the date hereof and publicly available not less than two Business Days prior to the date hereof (other than disclosures in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature (other than any factual information contained therein) and including, for the avoidance of doubt, all exhibits thereto), the Company hereby represents and warrants to Parent and Merger Sub, as of the Agreement Date and as of the Closing Date, as follows:

3.1 Organization and Authority; Approval.

(a)	Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each other Company Group Member is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation.

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(b)	Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the Requisite Stockholder Approval, to consummate the Transactions, including the Merger, in accordance with the terms hereof.

(c)	Special Committee and Company Board Approval. Prior to the Agreement Date, the Special Committee has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the interests of the Company, (ii) recommended that the Company Board (a) adopt, approve and declare advisable this Agreement and the Transactions, including the Merger, and (b) determine that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the interests of the Company, and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their approval by written consent in lieu of a meeting and recommend that the Company Stockholders approve this Agreement in accordance with the NRS. Prior to the Agreement Date, the Company Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the interests of, the Company, (ii) adopted, approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) adopted, approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for their approval by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders approve this Agreement in accordance with the NRS (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(d)	Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Capital Stock entitled to vote to approve this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and the other Transactions in accordance with the terms hereof. The delivery of a written consent substantially in the form attached hereto as Exhibit C (the “Stockholder Consent”) by the Supporting Stockholders to approve this Agreement in accordance with NRS 78.320 and NRS 92A.120 shall constitute the Requisite Stockholder Approval.

(e)	Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (the “Enforceability Limitations”).

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3.2 No Violations.

(a)	No notices, reports, applications, forms, expert opinions or other filings or information (each, a “Filing” and collectively, “Filings”) are required to be made by the Company or any other Company Group Member, nor are any consents, registrations, approvals, permits, clearances or authorizations (each, an “Authorization” and collectively, “Authorizations”) required to be obtained by the Company or any other Company Group Member, from any Governmental Entity in the United States or, to the knowledge of the Company, any other Governmental Entity, in connection with the execution, delivery and performance of this Agreement, or the other Transaction Documents to which the Company is a Party, or the consummation and effectiveness of the Transactions by the Company (including the Merger), except (i) the Articles of Merger to be filed with the Nevada Secretary of State, (ii) Filings with the SEC and (iii) the FCA Approval.

(b)	The execution, delivery and performance of this Agreement, and the other Transaction Documents to which the Company is a Party (including the Merger), does not, and the consummation and effectiveness of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Articles or the Current Bylaws, in each case as in effect on the Agreement Date, or comparable governing documents of any Company Group Member, in each case as in effect on the Agreement Date, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any Lien on any of the assets of any Company Group Member, pursuant to any contract binding upon any Company Group Member or, assuming (solely with respect to the performance of this Agreement and the other Transaction Documents and the consummation and effectiveness of the Transactions (including the Merger)) compliance with the matters referred to in Section 3.2(a), under any Law to which any Company Group Member is subject, except, in the case of clause (b) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement or such other Transaction Document or the consummation and effectiveness of any Transaction, including the Merger.

3.3 Capitalization.

(a)	Capital Stock. The authorized capital stock of the Company consists of 950,000,000 shares of Company Common Stock, and 50,000,000 shares of Company Preferred Stock, of which 5,000,000 shares have been designated as Series A Preferred Stock and 3,000,000 shares have been designated as Series B Preferred Stock. As of the close of business on September 24, 2026 (such time and date, the “Capitalization Date”), (i) 42,978,290 shares of Company Common Stock were issued and outstanding, (ii) 13,302 shares of Company Preferred Stock were issued and outstanding, comprising zero shares of Series A Preferred Stock and 13,302 shares of Series B Preferred Stock, (iii) 260,625 shares of Company Common Stock were issued and held in the treasury of the Company. No Company Subsidiary owns any Company Capital Stock or has any option or warrant to purchase any Company Capital Stock or any other equity interest in the Company.

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(b)	Stock Reservation and Company Equity Awards. As of the Capitalization Date 5,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, (i) 210,000 shares of Company Common Stock were subject to issuance upon exercise of Company Options, of which Company Options to purchase 146,692 shares of Company Common Stock were vested and exercisable, (ii) zero shares of Company Common Stock were subject to commitments to grant Company RSAs that had been authorized but not yet granted and (iii) 82,500 shares of Company Stock were subject to issuance upon exercise of Company Warrants, as set forth in Section 3.3(b) of the Disclosure Schedule. Each Company Warrant has an exercise price per share that exceeds the Per Share Price.

(c)	Equity Securities of the Company. Except as described in Section 3.3(a) and Section 3.3(b) and except for changes since the Capitalization Date resulting from the issuance of shares of Company Common Stock pursuant to the exercise of Company Options, in each case, outstanding on the Capitalization Date in accordance with their terms in effect on the Agreement Date or as expressly permitted by Section 5.2(b), (i) there are no issued, reserved for issuance or outstanding Equity Securities of the Company, (ii) there are no outstanding commitments, agreements, arrangements or understandings of any kind to which the Company is a party, or by which the Company is bound to repurchase, redeem or otherwise acquire any Equity Securities of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of the Company or (iii) there are no outstanding obligations of the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such commitment, agreement, arrangement or understanding. No Equity Securities of the Company are owned by any Subsidiary of the Company.

(d)	Company Capital Stock. All outstanding shares of Company Capital Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Articles or the Current Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Capital Stock have been issued in violation of any United States federal or state securities Laws or any foreign securities Laws. There are no accrued and unpaid dividends with respect to any outstanding Equity Securities of the Company. The Company does not have a stockholder rights plan in effect.

(e)	Equity Securities Arrangements. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company is a party, or by which it is bound, obligating the Company with respect to any Equity Securities of the Company. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company, to repurchase, redeem or otherwise acquire any Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company is a party, or by which it is bound, obligating the Company with respect to any Equity Securities of the Company. The Company has no outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

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(f)	Company Equity Award Capitalization Table. A true and complete list of all outstanding Company Options and Company RSAs as of the Capitalization Date is set forth in Section 3.3(f) of the Disclosure Schedule, including the grantee, the date of grant, the type of the award, the vesting schedule, the number of shares of Company Common Stock subject to such type of award (at target levels for any performance-based awards), the extent to which any vesting had occurred as of the Capitalization Date and whether (and to what extent) the vesting of the Company Option and Company RSA may be accelerated in any way by the consummation of the Transactions (whether alone or in combination with any other event, including the termination of employment of any holder thereof) and, for each Company Option, the applicable exercise price. Each Company Option has been granted with an exercise price per share that has been determined pursuant to a valuation consistent with applicable Laws to be equal to or greater than the per share fair market value of Company Common Stock (or applicable predecessor security) underlying such Company Option on the grant date thereof, no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and all Company Options and Company RSAs have been issued in compliance in all material respects with the applicable Company Equity Plan and all applicable Laws and properly accounted for in accordance with GAAP.

(g)	Company Equity Plans. Other than the Company Equity Plans, the Company has not adopted any other plan, arrangement or agreement that provides for the issuance of Equity Securities to any current or former Service Provider. The Company has made available to Parent complete and accurate copies of the Company Equity Plans and the forms of all award agreements evidencing outstanding Company Options, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(h)	Exchange Act. The Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.4 Subsidiaries.

(a)	Company Subsidiaries. Section 3.4(a) of the Disclosure Schedule set forth a true and complete list, in all material respects, of each Subsidiary of the Company as of the date hereof, including its name and jurisdiction of organization. Except for the Subsidiaries set forth on Section 3.4(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Securities in any other Person, other than investments in publicly traded securities for investment purposes in the ordinary course of business. All of the outstanding Equity Securities of each Subsidiary are owned, directly or indirectly, by the Company or one of its wholly owned Subsidiaries, free and clear of all Liens other than Permitted Liens. All such Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable, except as would not be or reasonably be expected to be material to the Company Group as a whole.

(b)	Organization of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)	Equity Securities Arrangements. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of the Company’s Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Equity Securities of such Subsidiary. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of such Subsidiary of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Equity Securities of any such Subsidiary. None of the Company’s Subsidiaries has any outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of any Subsidiary of the Company on any matter.

3.5 SEC Filings.

The Company and each other Company Group Member that is required to file or furnish reports with the SEC has filed or otherwise furnished (as applicable) all material forms, reports and documents required to be filed with, or furnished to, the SEC since January 1, 2023 (collectively, the “Company SEC Reports”). In each case as of the date of filing or effectiveness (as applicable), and, in the case of any Company SEC Report that was amended, as of the date of filing of such amendment, the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the applicable filing, furnishing or effectiveness date, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except where any such failure to comply or any such untrue statement or omission would not, individually or in the aggregate, be material.

3.6 Company Financial Statements; Internal Controls.

(a)	Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the Agreement Date, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be (if filed after the Agreement Date) prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will (if filed after the Agreement Date) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

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(b)	Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act since January 1, 2023, and the statements contained in any such certifications were complete and correct as of the dates thereof, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Stock Exchange.

(c)	Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls which are effectively designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2025, and such assessment concluded that such system was effective as of such date.

(d)	Accounting and Auditing Controls and Practices. Since January 1, 2023, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness (as such terms are defined by the Public Company Accounting Oversight Board) in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(e)	No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

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(f)	Indebtedness. Section 3.6(f) of the Disclosure Schedule contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the Agreement Date.

3.7 No Undisclosed Liabilities.

Except as set forth on Section 3.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities of any kind other than those (i) adequately reflected in or reserved against in the Audited Company Balance Sheet, (ii) to the extent reflected in the Company SEC Reports, (iii) executory obligations pursuant to any contract that exist on the date hereof and are not related to any breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of Law by the Company or any Company Group Member or (iv) incurred in the ordinary course of business since June 30, 2025.

3.8 Absence of Certain Changes.

To the knowledge of the Company, since June 30, 2025, (a) each of the Company Group Members has conducted its business in all material respects in the ordinary course consistent with past practice, (b) no event or events have occurred that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect, (c) no Company Group Member has suffered any loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance, except where any such loss, damage, destruction or other casualty would not be or reasonably be expected to be material to the Company Group as a whole, and (d) no Company Group Member has taken any action set forth in Section 5.2 that would require the prior written consent of Parent if such action was taken during the Interim Period.

3.9 Litigation.

To the knowledge of the Company, except as set forth on Section 3.9 of the Disclosure Schedule, there are no (a) proceedings against any Company Group Member or any of their respective properties or assets, or any of their respective directors, managers, officers or employees (or equivalent) with regard to their actions as such, (b) threatened proceedings by any Company Group Member against any third party and (c) Orders threatened to be imposed upon a Company Group Member or any of their respective properties or assets, or any of their respective directors, managers, officers or employees (or equivalent) with regard to their actions as such. There are no settlements or similar agreements that impose any material ongoing obligations or restrictions on any Company Group Member.

3.10 Compliance with Laws.

(a)	Generally. Except as would not be or reasonably be expected to be material to each Company Group Member as a whole, each Company Group Member has been, since January 1, 2024, and is, in compliance with all Laws applicable to such Company Group Member and their respective properties, assets and operations.

(b)	Permits. Each Company Group Member holds all required permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company Group taken as a whole as currently conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to hold or maintain such Permits would not be or reasonably be expected to be material to each Company Group Member taken as a whole.

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(c)	Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company Group has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Parent.

(d)	Export Control Laws. The Company and its Subsidiaries are, and have been since January 1, 2023, in compliance in all material respects with all applicable export and re-export control and trade and economic sanctions Laws including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State, the International Traffic in Arms Regulations maintained by the U.S. Department of State, and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries is or, since January 1, 2023, has been, directly or knowingly indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent Governmental Entities.

3.11 Intellectual Property.

(a)	Registered Intellectual Property. Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property that is material Company Registered Intellectual Property. All material Company Registered Intellectual Property is, to the knowledge of the Company, subsisting, and, to the extent registered or issued, valid and enforceable.

(b)	Absence of Liens. All material Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding Permitted Liens). To the knowledge of the Company, all material Company Intellectual Property is, and following the Transactions shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Entity or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party, or transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are material to the conduct of the business of the Company or a Subsidiary of the Company as currently conducted.

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(c)	No Infringement. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the conduct of the business of the Company and its Subsidiaries, infringed upon, violated or misappropriated, any Intellectual Property Rights owned by any Third Person. There is no, and at no time since January 1, 2023 has there been any, pending or, to the knowledge of the Company, threatened Legal Proceeding against any Company Group Member, alleging that any conduct of such Company Group Member’s business infringes, misappropriates, or violates the Intellectual Property Rights of any Third Person, or challenging the ownership, validity, or enforceability of any rights in material Company Intellectual Property. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict any Company Group Member’s rights to use, license or transfer any material Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. Since January 1, 2023, no indemnity claims have been asserted in writing or, to the knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any services or Technology provided by the Company infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any Third Person.

(d)	Open Source Software. The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code of any of the Company Technology, to license or provide the source code to any of the Company Technology for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Technology at no or minimal charge. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

(e)	Proprietary Information. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in the creation or development of any material Company Technology, as well as any other material Company Intellectual Property, has signed and delivered a written Contract that assigns, to the extent not assigned by operation of Law, to the Company or a Subsidiary of the Company any Intellectual Property Rights, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole.

(f)	Data Security Requirements and Privacy. Since January 1, 2023, the Processing by the Company or any Subsidiary of the Company of any data, including Personal Information, has complied in all material respects with (i) all Laws applicable to the Company and its Subsidiaries relating to the privacy, protection, security, or breach notification of Personal Information, (ii) the Company’s and its Subsidiaries’ existing contractual commitments with third parties relating to the Processing of data, including Personal Information, by the Company and its Subsidiaries, (iii) the Company’s and its Subsidiaries’ internal and external privacy policies (collectively, “Data Security Requirements”). To the knowledge of the Company, no claims have, since January 1, 2023, been asserted in writing or are threatened in writing against the Company or any Subsidiary of the Company by any third party with respect to any Data Security Requirements or the Processing of Personal Information by or on behalf of the Company or any of its Subsidiaries, or alleging a violation of any third party’s privacy rights that would constitute a Company Material Adverse Effect. To the knowledge of the Company, neither the Company, any Subsidiary of the Company or any of their service providers has suffered or experienced any material incidents of privacy or data security breaches, phishing, ransomware, or malware attacks, unauthorized access, disclosure or use of any of the Company Systems that has permitted or resulted in any material damage, loss, theft, alteration, corruption, unauthorized access to or disclosure of Personal Information, or material trade secrets of the Company Group. Neither the Company nor any of its Subsidiaries have notified, been required to notify any Person, or received any written notices relating to any of the foregoing.

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(g)	Malicious Code. To the knowledge of the Company, as of the date hereof (i) the Company Systems are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code, and (ii) none of the Company Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”), in each case, that permits unauthorized access or the unauthorized disablement or erasure of any Company Systems, or that would constitute a Company Material Adverse Effect.

(h)	Information Technology Systems of the Company Group. To the knowledge of the Company, the Company Systems are (i) sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted, and (ii) in sufficiently good working condition to effectively perform all information technology operations. To the knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that the Company Systems, and data stored or transmitted on such systems are secure in all material respects and, to the knowledge of the Company, such systems are protected from Malicious Code. Since January 1, 2023, the Company and its Subsidiaries, have not suffered or experienced any data breach, cyber attack, failures, breakdowns, outages, overloads, unavailability, or continued substandard performance with respect to the Company Systems that have caused a material disruption or material interruption in or to the business of the Company and its Subsidiaries.

3.12 Taxes.

(a)	Tax Returns. All material Tax Returns that are required to be filed by any Company Group Member have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b)	Taxes Paid. Each Company Group Member has timely paid in the manner required by applicable Law all material amounts of Taxes required to be paid.

(c)	No Material Deficiencies. No Governmental Entity has asserted in writing any deficiency, claim or proposed adjustment with respect to Taxes of any Company Group Member, which deficiency, claim or proposed adjustment has not been satisfied by payment, fully settled or withdrawn.

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(d)	No Audits. There is not any pending or, to the knowledge of the Company, threatened audit, examination, investigation or other proceeding with respect to a material amount of Taxes or a material Tax Return of any Company Group Member.

(e)	No Liens on Assets. There are no Liens for Taxes on any of the assets of any Company Group Member other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(f)	Spin-Offs and Other Distributions. No Company Group Member has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2)-year period ending on the date of this Agreement.

(g)	No Reportable Transaction. No Company Group Member has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(h)	Tax Classification. The U.S. federal income tax classifications of each Company Group Member are set forth in Section 3.12(h) of the Disclosure Schedule.

(i)	Tax Sharing Agreements. There are no existing Tax sharing agreements or similar arrangements of any kind that may or will require that any payment be made by the Company or any Company Group Member, other than (i) any such agreements entered into solely by and among the Company Group and (ii) any customary indemnification or gross up provision in a commercial agreement which was entered into in the ordinary course of business, the principal subject matter of which is not related to Taxes.

3.13 Related Party Arrangements.

There are no contracts or service arrangements (other than ordinary course employment arrangements not governed by a written contract) between a Company Group Member, on the one hand, and, on the other hand, (a) any other Company Group Member (each, an “Intercompany Arrangement”) or (b) any director, officer, manager, employee, stockholder or Affiliate of a Company Group Member (or a family member or Affiliate of any such Person), including any license fee, intellectual property license or similar arrangement (together with the Intercompany Arrangements, each, a “Related Party Arrangement”). Each Related Party Arrangement that is not an Intercompany Arrangement is on commercially reasonable terms no more favorable to the non-Company Group Member party to such Related Party Arrangement than what a reasonable third party negotiating a similar arrangement on an arms’ length basis would expect. All approvals and disclosures required under applicable Laws and regulations with respect to each Related Party Arrangement have been obtained or made in all material respects.

3.14 Brokers.

No Company Group Member has retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with this Agreement and the Transactions.

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3.15 Regulatory Documents.

(a)	USCF Investments, Inc. (“USCF Investments”) is the parent of United States Commodity Funds LLC (“USCF LLC”) and USCF Advisers, LLC (“USCF Advisers”, and, together with USCF Investments and USCF LLC, the “USCF Entities” or individually, a “USCF Entity”). USCF LLC serves as general partner or sponsor, as applicable, of eight exchange-traded funds that are not registered investment companies under the Investment Company Act. USCF Advisers serves as the registered investment adviser of USCF ETF Trust, an open-end management investment company registered under the Investment Company Act, its eight series and the applicable Cayman subsidiaries of such series. USCF Advisers also serves as sub-adviser of USCF Daily Target 2X Copper Index ETF (ticker symbol CPXR), a series of Tidal Trust III, and its Cayman subsidiary. Only USCF Advisers is registered under the Investment Advisers Act of 1940 (the “Advisers Act”). USCF Advisers and USCF LLC are each registered as commodity pool operators and are members of the National Futures Association (“NFA”). USCF Advisers and USCF LLC have in effect, and at all times required by applicable Law have had in effect, all written policies and procedures necessary to comply with applicable Law in all material respects (including those required by Rule 206(4)-7 and Rule 204A-1 under the Advisers Act with respect to USCF Advisers, and applicable provisions of the U.S. Commodity Exchange Act (the “CEA”), U.S. Commodity Futures Trading Commission (“CFTC”) regulations (the “CFTC Regulations”) and rules of the NFA), and all employees of USCF Advisers and USCF LLC have complied in all material respects with such policies and procedures.

(b)	Except as disclosed on Section 3.15(b) of the Disclosure Schedule, there have been no investigation, examination, inspection or inquiry by any Governmental Entity with respect to any USCF Entity or any of its agents, employees or persons acting on their behalf that is pending or, to the knowledge of the Company, threatened. Since December 31, 2020 and except as otherwise disclosed to Parent, no USCF Entity has been notified by any Governmental Entity that any past investigation, examination, inspection or inquiry has revealed any deficiency in its recordkeeping or compliance with the Advisers Act, the Exchange Act, the Securities Act, the Investment Company Act of 1940, (the “Investment Company Act”), ERISA, the CEA, CFTC Regulations, rules of the NFA or applicable state statutes. Any deficiencies, omissions or other issues cited (whether in writing, during a regulatory inspection, inquiry, examination or otherwise) by any Governmental Entity with respect to any USCF Entity’s regulatory filings have been addressed and rectified in all material respects by such USCF Entity.

(c)	Other than as disclosed on its Form ADV, as of the date hereof, there is no event that would require USCF Advisers or any of its “advisory affiliates,” “management persons” or “financial professionals” (as such terms are defined or used in Form ADV) to give an affirmative response to any of the questions in Item 11 to Part 1A of its Form ADV and Item 9 of Part 2A of its Form ADV (or any similar successor forms). Other than as disclosed to Parent or as disclosed on its Form ADV, no director, officer, employee, “associated person” (as defined in Section 202(a)(17) of the Advisers Act) or “investment adviser representative” (as defined in Rule 203A-3(a) under the Advisers Act) of USCF Advisers, has committed or taken any action that might reasonably be viewed as constituting fraud under any applicable Law (including, with respect to USCF Advisers, Section 206 of the Advisers Act) upon any USCF Entity or any clients or customers or has misappropriated any property or assets of any USCF Entity or falsified any records of any USCF Entity.

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(d)	All advertisements (as defined in Rule 206(4)-1 under the Advisers Act (the “Marketing Rule”) with regard to USCF Advisers), including any marketing materials, performance history or track record currently being, or since November 4, 2022, having been, disseminated, provided, presented or made available by a USCF Entity in connection with its investment advisory or commodity pool activities, as applicable, have materially complied with, to the extent applicable, the Marketing Rule, CEA, CFTC Regulations and NFA Compliance Rules, each as interpreted as of the date of dissemination of the same and any applicable and publicly available guidance of the applicable Governmental Entity or its staff in all material respects, except where the failure to comply as such would not be or reasonably be expected to be material to the Company Group taken as a whole. The books and records of each USCF Entity, including all records and other information necessary to support the use of such performance information or any other performance history or record, have materially complied with, to the extent applicable, the Advisers Act, the CEA, the CFTC Regulations, NFA Compliance Rules and any applicable and publicly available guidance of the applicable Governmental Entity or its respective staff.

(e)	Except as set forth on Schedule 3.15(e) of the Disclosure Schedule, each executed agreement relating to USCF Advisers corresponding to a form agreement included in the Company SEC Reports is substantively consistent in all material respects with such publicly filed form agreement.

3.16 Compliance with Financial Laws and Regulations.

Where applicable to the business of each USCF Entity, such USCF Entity has policies and procedures and supervisory systems reasonably designed to maintain compliance in all material respects with applicable Law, and other rules, regulations and requirements, including those related to licensing and registration, supervision, trading on material non-public information, market conduct, trade practices, position limits, maintenance of net capital, risk assessment, anti-money laundering, trade sanctions, privacy, cybersecurity, transaction and financial reporting, employee personal trading, transaction documentation, and books and records, except where the failure to have such policies and procedures and supervisory systems would not be or reasonably be expected to be material to the Company Group taken as a whole.

3.17 Takeover Statutes; Dissenter’s Rights.

The Company Board has taken all necessary corporate action (including any required amendment to the Current Bylaws) to render any and all “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Nevada, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive (collectively, “Takeover Statutes”) inapplicable to the Company, this Agreement and the Transactions, including the Merger. Neither the Articles nor the Current Bylaws contain any provision, and the Company Board has not taken any action by resolution or otherwise, providing that any holder of Company Capital Stock is entitled to dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, in connection with this Agreement or the Transactions, including the Merger.

3.18 Real Property.

No Company Group Member owns any real property. The Company has made available to Parent copies of all leases, licenses or other occupancy agreements relating to real property currently leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”) and all material amendments or modifications thereof (collectively, the “Lease Agreements”). There are no material disputes with respect to such Leased Real Property, and no Company Group Member is in material breach or material default under any Lease Agreements.

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3.19 Employee Benefit Matters.

(a)	List of Employee Benefit Plans. Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans (other than any employment contracts or consultancy agreements for employees or consultants who are natural persons that (i) are terminable by the Company or any of its Subsidiaries “at will” and do not provide for severance benefits or other termination-related payments or benefits or (ii) are in all material respects consistent with a standard form previously made available to Parent where the severance period of required notice of termination provided is not in excess of sixty (60) days or such longer period as is required by applicable Law). No Company Group Member has committed in writing to any officer, or publicly communicated in writing to any other employees to establish any new material Employee Benefit Plan, to modify any material Employee Benefit Plan (except to the extent required by Law, to conform any such Employee Benefit Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any material Employee Benefit Plan.

(b)	Disclosure of Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has made available to Parent complete and accurate copies of, as applicable: (i) the current version of such Employee Benefit Plan (or a written summary of any material unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) if applicable, each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, in each case, to the extent currently effective, (v) if applicable, the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material non-routine correspondence to or from any governmental agency relating to any Employee Benefit Plan within the past two (2) years. No Employee Benefit Plan provides, and the Company has not promised to provide, post-employment medical or life insurance benefits to any current or former director, officer, employee or individual independent contractor or any of their dependents, other than as required by Law.

(c)	Compliance. Except as would not reasonably be expected to result in any Liability to the Company Group, (i) each Employee Benefit Plan is and has been established, maintained, funded, operated and administered in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member and its respective ERISA Affiliates have (A) met their obligations with respect to each Employee Benefit Plan and (B) have timely made (or timely will make) or accrued in accordance with GAAP all required contributions or other amounts payable with respect thereto. To the knowledge of the Company, no other party to any Employee Benefit Plan is in material breach or material default thereunder.

(d)	Qualified Plans. All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the knowledge of the Company, no fact, event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan.

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(e)	Multiple Employer Plans. Currently and within the last six (6) years, neither the Company Group Members nor any of their respective ERISA Affiliates maintained, participated in or contributed to, or would reasonably expect to have any liability or obligation with respect to (i) a Pension Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to be subject to, any material Tax or penalty under Sections 4980B, 4980D or 4980H of the Code.

(f)	No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, or other applicable Law, no Employee Benefit Plan provides and the Company does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(g)	Employee Benefit Plan Legal Proceedings. Except as would not reasonably be expected to result in any Liability to the Company Group, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan, other than claims for benefits in the ordinary course.

(h)	Non-U.S. Employee Plans. No Company Group Member sponsors, maintains, contributes to, is required to contribute to, or has any Liability with respect to any Non-U.S. Employee Plan.

(i)	Employment and Severance Agreements. Section 3.19(i) of the Disclosure Schedule sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries that provide for severance (other than agreements that provide severance that does not exceed the minimum amount required by applicable Laws), retention or change in control payments or benefits; and (ii) all severance agreements, plans, programs and policies of the Company or any of its Subsidiaries, excluding programs and policies required to be maintained by Law.

(j)	No Additional Rights. Neither the execution and delivery of this Agreement nor the negotiation or consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former Service Provider to any payment (whether in cash or property) or benefit, severance or increase in any material compensation or benefit (including severance), (ii) accelerate the time of distribution, payment or vesting, a lapse of restrictions or repurchase rights relating to or increase the amount of any material compensation or benefits due any such current or former Service Provider, (iii) result in the forgiveness of indebtedness for any such current or former Service Provider, (iv) trigger an obligation to fund benefits or make a contribution under any Employee Benefit Plan, directly or indirectly cause or require the Company to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan or (v) result in the restriction on the right of any Company Group Member or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any Employee Benefit Plan.

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(k)	Gross-Ups. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any Person with a current or contingent right to a gross-up, indemnification, reimbursement or other payment for any Tax under Section 409A or Section 4999 of the Code.

(l)	Nonqualified Deferred Compensation Plan. Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented and operated in material compliance with Section 409A of the Code.

(m)	Parachute Payments. Except as disclosed on Section 3.19(m) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company or its Affiliates in connection with the execution of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) could give rise to the payment of any amount or provision of any benefit that could, individually or together with any other amount or benefit, be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code.

3.20 Labor Matters.

(a)	Employment Law Compliance. Except as would not be expected to result in a Company Material Adverse Effect, since January 1, 2024, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), child labor, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, employment discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), affirmative action and affirmative action plan requirements, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Each Company Group Member (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees or other workers; and (ii) is not liable for any arrears of wages, salaries, or other payments to employees or other workers compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)	WARN Compliance. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations that will trigger application of WARN or any similar state, local or foreign Law.

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(c)	Investigation of Allegations. Since January 1, 2024, each Company Group Member has reasonably investigated all sexual harassment, or other unlawful discrimination or retaliation allegations reported in accordance with the applicable policies of the Company and such Subsidiaries or of which the Company otherwise had Knowledge. With respect to each such allegation determined to have merit, the Company or applicable Company Group Member has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Company Group Member reasonably expects any material Liabilities with respect to any such allegations.

3.21 Material Contracts.

Section 3.21 of the Disclosure Schedule sets forth a true and complete list, as of the Agreement Date, of each Contract to which any Company Group Member is a party or by which any Company Group Member or any of its properties or assets is bound that constitutes a material Contract (each, a “Material Contract”). Each Material Contract is valid and binding on the Company (or each such Subsidiary of the Company party thereto), and to the knowledge of the Company, each other party thereto and is in full force and effect, other than any Material Contract that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not waived any rights under any Material Contract, the waiver of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, since the date of the Audited Company Balance Sheet, the Company Group has not received any written notice from or on behalf of any counterparty to any Material Contract stating that such counterparty intends to terminate or not renew such Material Contract.

3.22 Exclusivity of Representations and Warranties; Investigation

(a)	No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, in any closing certificate delivered pursuant to Section 7.3(c) or in the Equity Commitment Letters:

(i)	none of Parent, Merger Sub or any other Person makes, or has made, any representation or warranty relating to Parent, Merger Sub or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)	no Person has been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives (or any other Person); and

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(iii)	the representations and warranties made by Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties not expressly set forth in Article IV, in any closing certificate delivered pursuant to Section 7.3(c), notwithstanding the delivery or disclosure by Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)	No Reliance. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, in any closing certificate delivered pursuant to Section 7.3(c) or in the Equity Commitment Letters, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)	any representation or warranty, express or implied;

(ii)	any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to The Company or any of its Affiliates or Representatives; or

(iii)	the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent and Merger Sub Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in such disclosure schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Authority; Approval.

Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has all requisite limited liability company or corporate, as applicable, power and authority to enter into and perform its obligations under this Agreement and to consummate the Transactions, including the Merger. Each of Parent and Merger Sub has duly and validly authorized this Agreement by all limited liability company or corporate, as applicable, action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the Transactions. There are no votes, consents or approvals of any equityholder, manager, member or director of Parent or Merger Sub or their respective Affiliates required in connection with Parent’s or Merger Sub’s execution, delivery, or performance of this Agreement that have not been obtained as of the date hereof, other than the approval of this Agreement by the sole stockholder of Merger Sub, which will be obtained promptly following the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

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4.2 Governmental Filings; No Violations.

(a)	Governmental Filings. Other than as set forth on Section 4.2 of the Parent and Merger Sub Disclosure Schedule, no Filings are required to be made by Parent, Merger Sub or any of their respective controlled Affiliates with or to, nor are any Authorizations required to be obtained by Parent, Merger Sub or any of their respective controlled Affiliates from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by each of Parent and Merger Sub or the consummation and effectiveness of the Transactions, except (i) filing of the Articles of Merger with the Nevada Secretary of State, (ii) a beneficial ownership report with the SEC and (iii) those Filings that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(b)	No Violations. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation and effectiveness of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of formation, limited liability company agreement, articles of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any lien on any of the assets of Parent or Merger Sub pursuant to any contract binding upon Parent or Merger Sub or, assuming (solely with respect to performance of this Agreement and the consummation and effectiveness of the Transactions) compliance with the matters referred to in Section 4.2(a), under any Law to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, be reasonably likely to prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.3 Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or threatened against Parent or Merger Sub that seek to enjoin or would have or reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transactions.

4.4 No Parent Vote or Approval Required.

No vote or consent of the holders of any equity or voting interest in Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.5 Operations of Parent and Merger Sub.

Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letters or any agreements or arrangements entered into in connection with the Equity Financing and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

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4.6 Financial Capability.

(a)	Equity Commitment Letter. As of the Agreement Date, Parent has delivered to the Company true, correct and complete copies of a fully executed equity commitment letters (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letters”) from the parties thereto (the “Sponsors”) pursuant to which each Sponsor has agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”).

(b)	Validity. As of the Agreement Date, each of the Equity Commitment Letters (in the executed form delivered by Parent to the Company) is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and the Sponsor party thereto, enforceable in accordance with its terms (subject to the Enforceability Limitations). As of the Agreement Date, there are no conditions precedent or other contingencies related to the funding, investing or use of the full amount of the Equity Financing contemplated by the Equity Commitment Letters, other than the conditions precedent set forth in the Equity Commitment Letters (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing will not be available to Parent on the Closing Date. As of the Agreement Date, none of Parent or the Sponsors is in default or breach under the terms and conditions of the Equity Commitment Letters and, to the knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a Financing Condition, in each case on the part of Parent or the Sponsors.

(c)	No Amendments. As of the Agreement Date, (i) the Equity Commitment Letters, in the form delivered to the Company, and the terms of the Equity Financing have not been amended or modified in any manner and no such amendment or modification is contemplated, and (ii) the commitment contained therein has not been terminated, reduced, withdrawn or rescinded in any respect by Parent or any Sponsor, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or any Sponsor. As of the Agreement Date, there are no agreements, side letters or other written arrangements relating to the funding or use of the Equity Financing to which a Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party that would permit the parties to the Equity Commitment Letters to reduce the amount of the Equity Financing below the Required Amounts, impose new or additional conditions precedent to the availability of the Equity Financing or that would otherwise adversely affect the availability of the Equity Financing on the Closing Date, other than as expressly contemplated by the Equity Commitment Letters.

(d)	Sufficiency of Financing. The Equity Financing, when funded in accordance with the Equity Commitment Letters and upon satisfaction of the conditions contained in Article VII, will provide Parent and Merger Sub at and as of the Closing Date with sufficient immediately available cash funds, together with cash or cash equivalents held by Parent, Merger Sub and the Company and its Subsidiaries, to consummate the Merger and to make all cash payments required to be made in connection therewith on the Closing Date (such amounts, collectively, the “Required Amounts”).

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(e)	No Financing Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, Parent and Merger Sub each acknowledge and agree that in no event shall the receipt, grant, or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Parent or any Affiliate thereof or any other financing be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.7 Solvency.

Upon consummation of the Transactions, assuming (i) the accuracy of the representations and warranties set forth in Article III and (ii) that, immediately prior to the Closing, the Company Group is solvent, neither Parent nor Merger Sub will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of its assets.

4.8 Brokers.

Neither Parent, Merger Sub nor any of their respective Affiliates has retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions from any Company Group Member in connection with this Agreement and the Transactions.

4.9 Exclusivity of Representations and Warranties; Investigation.

(a)	No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, in any closing certificate delivered pursuant to Section 7.2(g):

(i)	none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement (including the Voting and Support Agreements) or the Merger;

(ii)	no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)	the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Parent and Merger Sub hereby disclaims any other or implied representations or warranties not expressly set forth in Article III, in any closing certificate delivered pursuant to Section 7.2(g) or in any Voting and Support Agreement, notwithstanding the delivery or disclosure by the Company, its Subsidiaries, the Supporting Stockholders or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

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(b)	No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, in any closing certificate delivered pursuant to Section 7.2(g) or in any Voting and Support Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)	any representation or warranty, express or implied;

(ii)	any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management (whether prior to or after the Agreement Date), or any Supporting Stockholder, or in any other forum or setting; or

(iii)	the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article V
INTERIM OPERATIONS

5.1 Affirmative Obligations.

Except as required by applicable Law, the actions described in Schedule III (the “Permitted Actions”), actions expressly required under this Agreement, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company shall and shall cause each other Company Group Member to (i) operate its business in all material respects in the ordinary course of business consistent with past practice (the “Ordinary Course”); (ii) pay its debts and Taxes when due and (iii) use commercially reasonable efforts to keep available the services of its current employees and service providers and preserve intact its business, assets, relationships and goodwill with customers, suppliers, licensors, licensees, distributors and other Persons with which it has significant business relationships. For the avoidance of doubt, no action taken by the Company or any other Company Group Member with respect to matters explicitly permitted by an exception to Section 5.2 shall be deemed a breach of this Section 5.1.

5.2 Forbearance Covenants of the Company.

Except (i) for the Permitted Actions, (ii) as required by applicable Law or expressly required by this Agreement, or (iii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each other Company Group Member not to, directly or indirectly, take any of the following actions:

(a)	amend, amend and restate or supplement or otherwise modify any governing document of any Company Group Member other than as expressly provided for in this Agreement;

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(b)	materially alter the corporate structure, existence or ownership of any Company Group Member, whether through merger, consolidation, liquidation, dissolution or voluntary wind-up;

(c)	issue new Equity Securities of any Company Group Member or acquire, repurchase or redeem, directly or indirectly, or amend any Equity Securities of any Company Group Member; provided, however, that Equity Securities may be issued pursuant to any existing incentive plan properly approved and effective at any Company Group Member;

(d)	other than cash dividends made by any wholly-owned Company Group Member to the Company or another wholly-owned Company Group Member, (i) split, combine or reclassify any shares of Equity Securities; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Securities, including any dividend or distribution of (A) any Equity Securities, property or other assets of any Company Group Member or (B) any proceeds received in connection with any sale, transfer, disposition, divestiture, spin-off or other separation of any Company Group Member or any of its business, Equity Securities, property or assets, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; (iii) pledge or encumber any of its Equity Securities other than pursuant to Permitted Liens; or (iv) modify the terms of any of its Equity Securities;

(e)	enter into any agreement to sell, transfer, assign, dispose of or otherwise divest, directly or indirectly, any Subsidiary of the Company or any equity interests therein other than any Subsidiary set forth on Schedule 5.2(e); provided that, with respect to any proposed sale, transfer, assignment, disposition or other divestiture of any Subsidiary of the Company set forth on Schedule 5.2(e) or any equity interests therein, the Company shall (i) keep Parent reasonably informed regarding the status and material terms thereof(ii) provide Parent with copies of all material agreements and other material documentation relating thereto reasonably in advance of the execution thereof, (iii) provide Parent a reasonable opportunity to review and comment thereon prior to execution and consider in good faith any comments timely provided by Parent or its Representatives, and (iv) not consummate any such sale, transfer, assignment, disposition or other divestiture unless and until all applicable approvals, consents and non-objections required from the FCA in connection therewith have been obtained and remain in full force and effect;

(f)	alter in any way the number of directors comprising the Board or the applicable governing body of any other Company Group Member;

(g)	except in accordance with the Company’s capital budget, make any capital expenditures, loans or incur any other obligations or liabilities, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Third Person, or forgive any loans to any current or former Service Provider;

(h)	enter into any contracts or agreements involving expenditures (i) individually in excess of $50,000 (other than for legal services, regulatory compliance and professional services procured in the Ordinary Course) or (ii) in the aggregate in excess of $250,000;

(i)	sell, assign, transfer, convey, lease, license, subject to a Lien, or otherwise dispose of any assets or properties, except (i) in the Ordinary Course, (ii) Permitted Liens or (iii) pursuant to transactions between Company Group Members;

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(j)	acquire (by merger, consolidation, or otherwise) securities, properties, interests, businesses or a material amount of assets of any Person, or any division thereof;

(k)	make any material change to methods of financial accounting in effect as of the date of this Agreement, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the Ordinary Course, make (except consistent with past practice), change or revoke any material Tax election, file any material amendment to any Tax Return or change any material method of accounting for Tax purposes, change an annual accounting period, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to a Company Group Member, surrender any right to claim a material refund of Taxes, enter into any material contract in respect of Taxes with any Governmental Entity, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to a Company Group Member, in each case except as required by a change in GAAP (or any interpretation thereof) or applicable Law;

(l)	enter into any new line of business;

(m)	create any Subsidiary;

(n)	enter into any joint venture, partnership or other similar arrangement with any Third Person;

(o)	cancel, compromise or settle any legal proceeding (i) for an amount in excess of $500,000 in the aggregate or (ii) that involves injunctive relief against any Company Group Member;

(p)	enter into any employment agreements involving an annual compensation in excess of $250,000 that are not terminable at will or upon reasonable notice or pay in lieu thereof, or amend, modify, supplement or terminate any existing employment agreements;

(q)	except as required by applicable Law or the existing terms of any Employee Benefit Plan in effect on the date hereof and set forth on Section 3.19(a) of the Disclosure Schedule or, solely with respect to ordinary course amendments, modifications or renewals referred to in clause (i), would not materially increase the cost of any Employee Benefit Plan: (i) enter into, adopt, amend, modify, renew or terminate any Employee Benefit Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in existence on the Agreement Date (except as otherwise expressly permitted by this Section 5.2(q)), (ii) grant, announce or pay any severance, special bonus, change of control, retention, equity or equity-based or similar or other award or new compensation or benefit to any current or former Service Provider, other than the payment of annual bonuses in the ordinary course of business consistent with past practice to any current Service Provider whose annual base cash compensation is less than $125,000, (iii) increase or decrease, or accelerate the time of vesting, funding or payment of, any compensation or benefit payable or provided to any current or former Service Provider, (iv) hire or promote, engage, temporarily layoff, furlough or terminate (other than termination for cause) any Service Provider whose annual base compensation exceeds or would exceed $125,000, or (v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider;

(r)	enter into, modify, amend, negotiate, extend or terminate any labor agreement or, unless required by Law, recognize or certify any labor union, labor organization, works council, employee representative, or group of employees as the bargaining representative for any employees of any Company Group Member;

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(s)	implement or announce any employee layoffs, facility or plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that would require issuance of notices or other obligations under WARN;

(t)	enter into or adopt any “poison pill” or similar stockholder rights plan;

(u)	cause or permit any Takeover Statute to be applicable to this Agreement or the Transactions, including the Merger;

(v)	cause or permit, by action of the Company Board or otherwise (including by the delisting of the Company Common Stock from the Stock Exchange), any holder of Company Capital Stock to be entitled to dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise in connection with this Agreement or the Transactions, including the Merger; or

(w)	agree or commit in writing to do any of the foregoing.

Nothing contained in this Section 5.2 shall give Parent, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Effective Time.

5.3 No Solicitation.

(a)	No Solicitation or Negotiation. Subject to the terms of this Section 5.3 and except with Parent or its Affiliates or their Representatives, during the Interim Period, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use reasonable best efforts to cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives, request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom any Company Group Member has a confidentiality agreement, in each case, with respect to an Acquisition Proposal and will (A) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.3(b), during the Interim Period, the Company Group Members will not, will cause their directors and officers not to, and will use reasonable best efforts to cause their other Representative not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal or Inquiry, other than solely informing such Third Persons of the existence of the provisions contained in this Section 5.3; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) an “Alternative Acquisition Agreement”). During the Interim Period, the Company will enforce, and will not waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board or the Special Committee (unless, prior to the Company’s receipt of the Stockholder Consent, the Company Board or the Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to violate its fiduciary duties under applicable Law).

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(b)	Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the Company’s receipt of the Stockholder Consent, in response to an unsolicited bona fide Acquisition Proposal, the Company and the Company Board or the Special Committee may, directly or indirectly, through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person and its Representatives (including prospective debt and equity financing sources) that has made, renewed or delivered to the Company such a bona fide Acquisition Proposal that did not result from a breach of this Section 5.3; provided, that the Company and its Representatives may contact any person in writing (with a request that any response from such Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof which are reasonably necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal. The Company Board or Special Committee may only take the actions contemplated by the preceding sentence if (A) the Company Board or Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the Company Board or Special Committee has determined in good faith (after consultation with its outside legal counsel) that failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to violate its fiduciary duties pursuant to applicable Law. The Company shall provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c)	No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board or the Special Committee withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend that the Company Stockholders reject such tender or exchange offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board (A) fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; or (C) fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions) (any action described in clauses (A) through (C), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (x) a “stop, look and listen” communication by the Company Board or the Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (y) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) or (z) making any required disclosure to the Company Stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to violate applicable Law, in any such case will constitute a Company Board Recommendation Change or violate this Section 5.3. The Parties agree that any Company Board Recommendation Change shall have no effect on the effectiveness of the Stockholder Consent once obtained.

(d)	Company Board Recommendation Change. Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Company’s receipt of the Stockholder Consent, in response to an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in Section 5.3(a), either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Company Board Recommendation Change, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to take such action would violate its fiduciary duties under applicable Law and (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or group making such proposal) and copies of the most recent versions of all relevant documents relating to such proposal, and that the Company intends to take such action, and during such five (5) Business Day period, the Company shall (and shall cause its Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and at the end of the five (5) Business Day period, prior to taking action to effect a Company Board Recommendation Change, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and comply with the requirements of this Section 5.3(d) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.3(d) shall be reduced to three (3) Business Days; and

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(e)	Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Company’s receipt of the Stockholder Consent, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Company Board Recommendation Change in response to an Intervening Event, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate its fiduciary duties under applicable Law, (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company intends to effect a Company Board Recommendation Change in response to an Intervening Event (which notice will describe such Intervening Event in detail), and during such five (5) Business Day period, the Company shall (and shall cause its Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and at the end of the five (5) Business Day period, prior to taking action to effect a Company Board Recommendation Change, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee again determines (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its outside legal counsel, that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would violate its fiduciary obligations under applicable Law.

(f)	Notice. During the Interim Period, the Company will promptly (and, in any event, within forty eight (48) hours from the receipt thereof) notify Parent in writing if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals, are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Person making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii), and (iii) copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided by or to the Company or its Representatives), any correspondence and documentation with respect to such Inquiries, offers or proposals and the status of any such discussions or negotiations.

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(g)	Certain Disclosures. Nothing contained in this Section 5.3 shall prohibit the Company, the Company Board or the Special Committee from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (iii) informing any Person of the existence of the provisions contained in this Section 5.3, (iv) making any disclosure to the Company Stockholders or any filing, amendment, supplement or other communication required by applicable Law, the rules or regulations of the SEC or the Stock Exchange, including pursuant to Rule 14c-2, Rule 14c-5, Rule 13e-3 (solely to the extent required by applicable Law) or Schedule 14C or Schedule 13E-3 (solely to the extent required by applicable Law), or (v) making any disclosure, statement, filing, amendment, supplement or other communication that the Company Board or the Special Committee (other than a Company Board Recommendation Change) determines in good faith, after consultation with its outside legal counsel, is necessary to comply with applicable Law or which the failure to do so would violate its fiduciary duties under applicable Law; provided that any such disclosure, filing, amendment, supplement, communication or action that constitutes or contains a Company Board Recommendation Change shall be subject to the provisions of Section 5.3(d); provided, further, that a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change so long as any such communication states that the recommendation of the Company Board in favor of the Merger continues to be in effect.

(h)	Breach by Representatives. The Company agrees that in the event any Representative takes any action at the direction or on behalf of the Company which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

5.4 Funds Dissolution.

The Parties acknowledge that certain Terminated Funds are expected to be liquidated and terminated as soon as practicable following the Agreement Date, but that completion of all such liquidations and terminations prior to the Closing may not be practicable given the regulatory and operational steps required.

(a)	As promptly as reasonably practicable following the delivery of the Stockholder Consent pursuant to Section 6.4, each Supporting Stockholder and the Company shall cause USCF Advisers to use reasonable best efforts to take all actions reasonably necessary or appropriate to effect the orderly dissolution, liquidation and termination of each Terminated Fund in accordance with applicable Law, the organizational and governing documents of such Terminated Fund and any applicable contractual requirements, including (i) obtaining any required approvals of the board of directors or trustees, as applicable, including, where required, the requisite approval of a majority of the trustees who are not “Interested Persons” as defined in Section 2(a)(19) of the Investment Company Act (“Termination Board Approvals”), and (ii) taking actions necessary to procure any shareholder approvals required by applicable Law or the organizational or governing documents of such Terminated Fund (“Termination Shareholder Approvals”).

(b)	Without limiting the foregoing, each Supporting Stockholder and the Company shall cause USCF Advisers to use reasonable best efforts to cause each Terminated Fund to, prior to the Closing, to (i) cease the public offering and issuance of its shares, (ii) obtain Termination Board Approvals and Termination Shareholder Approvals, (iii) with respect to any Terminated Fund that is a series of USCF ETF Trust and is expected to remain in existence at the Closing, obtain, prior to the Closing, any Termination Board Approvals required for an interim advisory agreement pursuant to Rule 15a-4 under the Investment Company Act and any new sub-advisory agreement necessary for the continued operation of such Terminated Fund or any subsidiary thereof pending its liquidation, in each case to the extent applicable, (iv) liquidate or otherwise dispose of its portfolio investments in an orderly manner, (v) satisfy or make reasonable provision for its liabilities and obligations, (vi) make all distributions to its shareholders required in connection with its liquidation, (vii) when no longer necessary for the continued operation and wind-down of such Terminated Fund, terminate any investment advisory, sub-advisory, administrative services, distribution and other material agreements to which such Terminated Fund is a party or by which it is bound, in each case to the extent necessary to effect such wind-down, and (viii) make all required filings with the SEC, the applicable exchange and any other Governmental Entity and take all other actions required under applicable Law to effect the liquidation and termination of such Terminated Fund and, if applicable, the termination of its registration under the Investment Company Act.

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(c)	Each Supporting Stockholder and the Company shall keep Parent reasonably informed regarding the status of the wind-down of each Terminated Fund and shall promptly notify Parent of any material circumstance that would reasonably be expected to prevent the wind-down of any Terminated Fund from being completed prior to the Closing.

5.5 Required Regulatory Approvals and Consents.

(a)	The Parties acknowledge that the consummation of the Merger will result in a change of control of USCF Advisers and is expected to constitute an assignment of, and therefore cause the termination of, the existing advisory and sub-advisory agreements with respect to the Approval Funds. Each Supporting Stockholder and the Company shall cause USCF Advisers to use reasonable best efforts to, as promptly as practicable after the Agreement Date, with respect to each Approval Fund, (A) obtain the Fund Board Approvals, and (B) to the extent required by applicable Law, take necessary actions to obtain the Fund Shareholder Approvals, (C) obtain the Cayman Subsidiary Board Approvals and (D) take necessary actions to obtain the Cayman Subsidiary Shareholder Approvals. Each Supporting Stockholder and the Company shall keep Parent reasonably informed regarding the status of the approvals and interim arrangements contemplated by this Section 5.5 and shall promptly notify Parent of any material circumstance that would reasonably be expected to delay or prevent such approvals.

(b)	With respect to USCF Daily Target 2X Copper Index ETF (ticker symbol CPXR), a series of Tidal Trust III, and its Cayman subsidiary, each Supporting Stockholder and the Company shall cause USCF Advisers to promptly notify Tidal Investments LLC and the board of trustees of Tidal Trust III of the Merger and the resulting change of control at Closing and take necessary actions to obtain Tidal Investments LLC’s prior written consent for the resulting assignment of the Cayman subsidiary’s sub-advisory agreement. Each Supporting Stockholder and Company shall use reasonable best efforts to cooperate with Tidal Investments LLC and Tidal Trust III in obtaining any board and, to the extent required, shareholder approvals for replacement sub-advisory agreements. The Parties acknowledge that Tidal Investments LLC and Tidal Trust III are not Company Group Members and that the applicable process is controlled by third parties. Accordingly, neither the Company nor any Supporting Stockholder shall be required to control or guarantee the timing or outcome of such process.

(c)	Parent shall, and shall cause its controlled Affiliates to, as promptly as reasonably practicable after the date hereof, prepare and submit to the FCA all notifications, applications and filings required under the FSMA and the rules of the FCA in connection with the acquisition of control (within the meaning of section 181 of FSMA) of each UK Subsidiary that is authorized or regulated by the FCA resulting from the Merger (the “FCA Filings”), and, the extent that the UK Subsidiaries are not sold, transferred or otherwise divested prior to the Closing, shall use reasonable best efforts to obtain, as promptly as reasonably practicable and in any event prior to the Termination Date, the FCA Approval. Parent shall provide the Company and its outside legal counsel a reasonable opportunity to review and comment on the FCA Filings and any such draft filing prior to dissemination or filing and shall consider in good faith all timely comments provided by the Company and its outside legal counsel and shall not unreasonably reject any such comments; provided, that Parent shall not be required to accept or incorporate any comment to the extent Parent determines in good faith, after consultation with its outside legal counsel, that accepting or incorporating such comment would be inconsistent with applicable Law or the requirements of the FCA. The Company shall, and shall cause the other Company Group Members and each Supporting Stockholder to, use reasonable best efforts to promptly furnish to Parent all information concerning the Company Group, the UK Subsidiaries and their respective businesses, owners, controllers and personnel reasonably requested by Parent or the FCA in connection with the FCA Filings and the FCA Approval, and to otherwise cooperate with Parent in connection therewith.

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5.6 Financing Cooperation.

(a)	Prior to and at the Effective Time, the Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide such reasonable and customary cooperation in connection with any Financing as may be reasonably requested by Parent or its Representatives, including using reasonable best efforts to:

(i)	promptly provide financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate a Financing;

(ii)	cooperate with the marketing efforts for any Financing and use reasonable best efforts to make available the Company’s and its Subsidiaries’ existing lender and investor relationships in connection with any syndication efforts with respect to such Financing;

(iii)	facilitate the execution and delivery of definitive financing documents (including any guarantee, pledge and security documents, other definitive financing documents or other certificates or other documents and instruments as may be reasonably requested by Parent or the Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters)) and the schedules and exhibits thereto (which documents shall only be required to become effective, as to the Company and its Subsidiaries, as of the Closing Date);

(iv)	execute and deliver customary certificates, or other documents and instruments relating to a Financing as may be reasonably requested by Parent as necessary or customary in connection with such Financing (including taking all corporate, limited liability company, partnership or other similar actions necessary to authorize such Financing), in each case effective as of the Closing;

(v)	cooperate with due diligence efforts of Parent and its Affiliates and its and their financing sources to the extent reasonably requested by Parent, including by cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of current assets, inventory, and other applicable assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and assist with other collateral audits, collateral appraisals and due diligence examinations; provided, that such cooperation shall be subject to the limitations set forth in Section 5.6(d);

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(vi)	assist Parent in the preparation of pro forma financial statements (it being agreed that the Company will not be required to provide any information or assistance relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization or ownership or (z) any financial information related to Parent or any of its Subsidiaries);

(vii)	cooperate in satisfying the conditions precedent set forth in any definitive document relating to a Financing, in each case, to the extent such cooperation is of a type contemplated by the foregoing clauses (i) through (vi), clause (viii) and clause (ix);

(viii)	facilitate the pledging of collateral and granting of guarantees for any Financing, including to deliver any original stock certificates and related powers and any original promissory notes and related allonges; and

(ix)	promptly execute and deliver to Parent and the Financing Sources, at least five (5) Business Days prior to the Closing Date, all documentation and other information relating to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested by Parent from the Company in writing at least seven (7) Business Days prior to the Closing Date.

(b)	The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing; provided, however, such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in the Confidentiality Agreement or herein, Parent and its Subsidiaries and their Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with any Financing, subject to customary confidentiality arrangements (which may include “click through” confidentiality agreements).

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(c)	The Company shall and shall cause its Subsidiaries to (x) conditioned upon the occurrence of the Closing deliver all notices and take all other actions required to facilitate the termination of commitments under Indebtedness of the Company Group, the repayment in full (or in the case of letters of credit, replacement or cash collateralization) of all obligations then outstanding thereunder and the release of all Liens in connection therewith on the Closing Date and (y) deliver to Parent not later than five (5) Business Days prior to the Effective Time (with drafts being delivered in advance at the reasonable request of Parent) payoff letters or similar documents in respect of Indebtedness of the Company Group from all Persons (or the agents or trustees authorized to act on behalf thereof) party to any Indebtedness of the Company Group, together with all documentation relating to the release of all Liens with respect thereto (including any termination statements on Form UCC-3, mortgage releases, Intellectual Property security agreement releases or other releases), in each case, in customary form and substance reasonably satisfactory to Parent, which payoff letters shall (w) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs, other fees and expenses (if any) or other similar obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”), (x) provide the instructions for the payments of the Payoff Amount, (y) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the properties and assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness (or the agents or trustees authorized to act on behalf thereof), released and that any Indebtedness of the Company Group and all related loan documents shall be terminated and (z) indicate all then-outstanding letters of credit or similar Indebtedness (with respect to which the Company shall reasonably cooperate to cause to be terminated, terminated and replaced with new letters of credit, cash collateralized or backstopped with new letters of credit on or after the Closing Date).

(d)	Notwithstanding anything in this Agreement to the contrary, in fulfilling its obligations pursuant to this Section 5.6, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee or otherwise bear any cost or expense or make any other payment (other than costs and expenses required to be reimbursed by Parent and Merger Sub) or incur any other liability in connection with any Financing prior to the Effective Time (other than liabilities indemnified by Parent pursuant to this paragraph (d) and other than costs and expenses required to be reimbursed by Parent and Merger Sub), (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (iii) none of the Company or its Subsidiaries or its Representatives shall be required to pass resolutions or consents or approve or authorize the execution of any Financing or the definitive financing agreement or deliver any certificates in connection therewith, in each case, unless the effectiveness of such resolutions, consents, certificates or documents is contingent upon the occurrence of the Closing, (iv) Parent shall, promptly upon request by the Company, reimburse the Company or cause the Company to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation, (v) none of the Company or its Subsidiaries or its Representatives shall be required to provide any cooperation or information if it could reasonably be expected to cause any director, officer, member, manager, shareholder or employee of the Company to incur any personal liability in connection with the Financing, (vi) none of the Company or its Subsidiaries or its Representatives shall be required to provide access to or disclose information that such Person determines would jeopardize any attorney-client privilege or other privilege of the Company or its Subsidiaries and (vii) none of the Company or its Subsidiaries or its Representatives shall be required to amend this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such Financing (other than to the extent (x) related to information provided by the Company, its Subsidiaries or their respective Representatives or (y) arising from the intentional misrepresentation, bad faith, willful misconduct, gross negligence or breach of this Agreement by, the Company, its Subsidiaries or any of their respective Representatives).

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(e)	Parent acknowledges and agrees that obtaining of the Financing is not a condition to the consummation of the Transactions and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing; provided that, solely with respect to this Section 5.6, the conditions to consummate the Merger set forth in Section 7.2(b) shall only not be met if the Company is in willful breach of this Section 5.6.

(f)	Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Equity Financing in an amount required to satisfy the applicable portion of the Required Amounts contemplated by the Equity Commitment Letters on the terms and conditions described in or contemplated by the Equity Commitment Letters. Each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letters that would reasonably be expected to (A) reduce the aggregate amount of the Equity Financing below the amount required to satisfy the applicable portion of the Required Amounts contemplated by the Equity Commitment Letters, (B) impose new or additional conditions or otherwise expand, amend or modify any condition to the receipt of the Equity Financing in a manner that would reasonably be expected to prevent or delay the Closing or (C) otherwise adversely affect in any respect the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby. Each of Parent and Merger Sub shall use reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letters, (ii) satisfy and comply with on a timely basis all conditions and covenants to the funding or investing of the Equity Financing required to pay the applicable portion of the Required Amounts contemplated by the Equity Commitment Letters that are to be satisfied by Parent or Merger Sub, (iii) cause to be consummated the Equity Financing in an amount required to pay the applicable portion of the Required Amounts contemplated by the Equity Commitment Letters, and (iv) enforce its rights under the Equity Commitment Letters to the extent necessary to obtain the Equity Financing as contemplated by the Equity Commitment Letters. Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of any Sponsors to provide the Equity Financing in an amount required to pay the applicable portion of the Required Amounts contemplated by the Equity Commitment Letters. Parent shall give the Company prompt written notice (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any default or breach) by any party under the Equity Commitment Letters of which Parent or Merger Sub becomes aware that would reasonably be expected to prevent or materially delay the Closing or the funding of the Equity Financing, (ii) of any termination of an Equity Commitment Letter, (iii) of the receipt by Parent or Merger Sub of any written notice or other written communication from any Sponsor with respect to any (A) actual or threatened material default, breach, termination or repudiation of an Equity Commitment Letter, or any material provision thereof, in each case by any party thereto, or (B) material dispute or disagreement between or among any parties to an Equity Commitment Letter that would reasonably be expected to prevent or materially delay the Closing or the funding of the Equity Financing, and (iv) of the occurrence of an event or development that would reasonably be expected to prevent or materially delay the Closing of the funding of the Equity Financing.

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Article VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a)	Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger and the other Transactions, including by using reasonable best efforts to:

(i)	cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)	obtain all consents, waivers, approvals, orders and authorizations from Governmental Entities; and make all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable to consummate the Merger; and

(iii)	execute and deliver any Contracts and other instruments that are reasonably necessary to consummate the Merger, in each case, to the extent reasonably requested by Parent.

(b)	No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, without the prior written consent of Parent, no Company Group Member will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger.

6.2 Conduct of Business by Parent.

(a)	Generally. Unless the Company otherwise consents in writing, Parent will not, and will cause its Subsidiaries and controlled Affiliates not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order preventing or materially restraining the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger, in each case, after giving effect to any actions required pursuant to Section 6.5, in each case, except for any acquisition that has been publicly disclosed prior to the Agreement Date.

6.3 Divestiture of UK Subsidiaries. The Company shall have taken commercially reasonable efforts to consummate the sale, transfer or other disposition of all of the outstanding Equity Securities of each of Marygold & Co. (UK) Limited, Marygold & Co. Limited f/k/a Tiger Financial, and Step-By-Step Financial Planners Limited (each a “UK Subsidiary” and collectively, the “UK Subsidiaries”) to one or more Persons that are not Company Group Members, such that, as of the Closing, (i) neither the Company nor any Company Group Member owns, directly or indirectly, any Equity Securities or other ownership interest in any UK Subsidiary and (ii) no UK Subsidiary constitutes a Company Subsidiary.

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6.4 Delivery of Stockholder Consent.

(a)	As promptly as practicable, and in any event within one (1) Business Day following the execution and delivery of this Agreement, the Company shall use its reasonable best efforts to obtain and deliver to Parent the Stockholder Consent to irrevocably approve this Agreement in accordance with NRS 78.320 and NRS 92A.120.

(b)	In connection with the Company’s delivery of the Stockholder Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the applicable provisions of the NRS and the Articles and Current Bylaws.

6.5 Required SEC Filings.

(a)	To the extent required by applicable Law, and as promptly as reasonably practicable following the delivery of the Stockholder Consent, the Company shall prepare and file with the SEC (i) a preliminary written information statement pursuant to Rule 14c-5(a) and Schedule 14C under the Exchange Act, followed by (ii) a definitive written information statement (collectively, the “Information Statement”), in each case containing (A) the information required by Schedule 14C concerning the Stockholder Consent and the Merger, including all information from Schedule 14A applicable to the Merger, (B) any information required to be included therein pursuant to the NRS, and (C) if Rule 13e-3 is applicable because of the participation of Parent, Merger Sub, any Supporting Stockholder, any holder of Rollover Shares or any other Affiliate or purchaser, the information required by Rule 13e-3 and Schedule 13E-3, including the required Special Factors, fairness-related disclosure and legends, in each case only to the extent required by applicable Law.

(b)	The Company, Parent and Merger Sub shall cooperate and consult in good faith in the preparation, filing, review, amendment, supplement and dissemination of the Information Statement and any Schedule 13E-3 (to the extent required by applicable Law) or other transaction-related filing; provided, however, that the Company’s obligations under this paragraph shall be limited to actions required by applicable Law and the reasonable best efforts expressly set forth in this Section 6.5. Parent and Merger Sub shall, and Parent shall cause each Supporting Stockholder and holder of Rollover Shares and other Person (other than the Company or any Company Group Member) that is or may be required to be named as a filing person or to provide information under Rule 13e-3 or Schedule 13E-3 (each, solely to the extent required by applicable Law) to, promptly furnish to the Company all information, documents, certifications and cooperation reasonably requested in connection therewith. Each such Person shall be solely responsible for the accuracy and completeness of the information supplied by it or on its behalf. The Company shall have primary responsibility and control over the preparation, filing, amendment, supplement and dissemination of the Information Statement and any filing for which the Company is the filing person, and over the preparation and submission of the Company’s responses to SEC comments, in each case in reasonable consultation and coordination with Parent and its outside legal counsel. The Company shall provide Parent, Merger Sub and their outside legal counsel a reasonable opportunity to review and comment on the Information Statement and any such draft filing prior to dissemination or filing and shall consider in good faith all timely comments provided by Parent, Merger Sub and their outside legal counsel and shall not unreasonably reject any such comments; provided, that the Company shall not be required to accept or incorporate any comment to the extent the Company determines in good faith, after consultation with its outside legal counsel, that accepting or incorporating such comment would be inconsistent with applicable Law or the requirements of the SEC or would violate the fiduciary duties of the Company Board or the Special Committee. The Company shall not be required to delay any filing, response or dissemination because any comment, information or other cooperation is untimely or has not been provided, except to the extent required by applicable Law. The Company shall file the preliminary Information Statement at least ten (10) calendar days before the definitive Information Statement is first sent or given to Company Stockholders, and shall file the definitive Information Statement with the SEC no later than the date it is first sent or given to Company Stockholders, in each case only to the extent required by applicable Law. Parent, Merger Sub and each such other Person shall promptly notify the Company of any comments from the SEC or its staff or any request from the SEC or its staff for calls or meetings relating to any Schedule 13E-3 (solely to the extent required by applicable Law) or other filing for which such Person is responsible, and shall provide the Company and its outside legal counsel a reasonable opportunity to participate in any non-ministerial verbal discussions or meetings with the SEC or its staff. To the extent reasonably practicable and permitted by the SEC, the Company shall provide Parent and its outside legal counsel a reasonable opportunity to participate in any material telephone calls, conferences or meetings with the SEC or its staff relating thereto. The Company shall, subject to applicable privilege or protection, promptly notify Parent and Merger Sub upon receipt of any such comments or requests relating to a Company filing and provide copies of non-privileged correspondence with the SEC or its staff. Nothing in this Section 6.5(b) shall require the Company to disclose any information protected by the attorney-client privilege, work-product doctrine or any other applicable privilege or protection, or to waive any such privilege or protection.

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(c)	Parent, Merger Sub and each Supporting Stockholder, holder of Rollover Shares and other purchaser, Affiliate or filing person (other than the Company or any Company Group Member) that supplies information for inclusion or incorporation by reference in the Information Statement, any Schedule 13E-3 (solely to the extent required by applicable Law) or any other filing with the SEC shall promptly notify the Company if any such information has become or may become false or misleading and shall promptly furnish corrected information and any other information reasonably necessary for any required amendment or supplement. Each such Person shall be solely responsible for the accuracy and completeness of the information supplied by it or on its behalf. The Company shall not modify, amend, supplement or otherwise revise any information supplied by or on behalf of Parent, Merger Sub, any Supporting Stockholder, holder of Rollover Shares or other purchaser, Affiliate or filing person without Parent’s prior written consent, except to the extent required by applicable Law; provided, that to the extent reasonably practicable, the Company shall consult with Parent prior to making any such modification, amendment, supplement or revision required by applicable Law. The Company shall, to the extent required by applicable Law, prepare, file and disseminate any amendment or supplement to the Information Statement or any other filing for which the Company is responsible, and any revised or amended Information Statement or other filing shall be marked to clearly indicate the changes effected therein in accordance with Rule 14c-5, to the extent required by applicable Law; provided, however, that the Company shall not be required to delay or make any amendment or supplement because corrected or additional buyer-side information is not timely furnished, except to the extent required by applicable Law, and shall not be responsible for correcting, supplementing or amending any information supplied by or on behalf of Parent, Merger Sub or any other purchaser, Affiliate or filing person, except to the extent required by applicable Law. The Company shall be responsible only for the accuracy and completeness of information supplied by or on behalf of the Company Group, subject to applicable Law.

(d)	To the extent required by applicable Law, the Company shall use reasonable best efforts to cause the definitive Information Statement and any required Schedule 13E-3 materials for which the Company is responsible to be mailed, sent or otherwise given in accordance with Rule 14c-2 and, if applicable, Rule 13e-3 to each holder of Company Capital Stock entitled to vote or give consent with respect to the Merger and from whom proxies are not solicited, as promptly as reasonably practicable (and in any event no later than two (2) Business Days) after the preliminary Information Statement has been on file for the period required by Rule 14c-5 and any SEC comments timely received by the Company have been addressed or the Company has determined in good faith, after consultation with Parent and its outside legal counsel, that no further response is required, in each case following compliance with the review and comment procedures set forth in Section 6.5(b), but in no event later than the date required by applicable Law and, to the extent required by applicable Law, at least twenty (20) calendar days before the earliest date on which the corporate action may be taken. The Company shall use reasonable best efforts to comply with applicable requirements concerning dissemination to beneficial owners, including through brokers, dealers, banks and other nominees, only to the extent required by applicable Law; provided, however, that the Company shall not be required to delay mailing, sending or giving any such materials because the SEC has not provided comments, because Parent, Merger Sub or any other purchaser or filing person has not timely provided information required to be provided by such Person pursuant to this Section 6.5, or because any other Person has failed to take an action outside the Company’s reasonable control, except to the extent required by applicable Law.

(e)	Parent, Merger Sub and each Supporting Stockholder, holder of Rollover Shares and other purchaser, Affiliate or filing person (in each case, other than the Company or any Company Group Member and as to itself and its Affiliates and Representatives) shall be solely responsible for the accuracy and completeness of all information supplied by or on behalf of such Person expressly for inclusion or incorporation by reference in the Information Statement, any Schedule 13E-3 (solely to the extent required by applicable Law) or any other document filed with the SEC in connection with the Transactions. Such information shall not, at the time of filing or at the time of mailing, sending or giving to Company Stockholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by Parent or Merger Sub with respect to information supplied by or on behalf of any Company Group Member and no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates, in each case for inclusion or incorporation by reference in the Information Statement or such other document filed with or submitted to the SEC, as applicable. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with applicable requirements of the Securities Act, the Exchange Act, Rule 13e-3 (solely to the extent required by applicable Law), Schedule 13E-3 (solely to the extent required by applicable Law) and other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(f)	Subject to Section 5.3(d), the Company Board shall make the Company Board Recommendation and shall include such recommendation in the Information Statement.

6.6 Access.

During the Interim Period, subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each other Company Group Member to, afford Parent and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records, Contracts, personnel and other information concerning the business, properties and personnel of the Company Group as Parent may reasonably request; provided, that such access shall be conducted in a manner that does not unreasonably interfere with the business or operations of the Company Group. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any other Company Group Member shall be required to provide access to, or disclose, any information if such access or disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or any Order or (ii) result in the loss or waiver of any attorney-client, work product or other applicable legal privilege or protection; provided further, that, in each such case, the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the foregoing restrictions would not apply, including by entering into a customary joint defense or common interest agreement or providing information in a redacted form, as applicable. Without the prior written consent of the Company, Parent and its Representatives shall not contact any customer, supplier, vendor, employee or other material business relation of the Company Group regarding the Transactions. All information obtained pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. Nothing in this Section 6.6 shall give Parent, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Effective Time. For the avoidance of doubt, nothing in this Section 6.6 shall limit or otherwise modify the rights of Parent, Merger Sub or their respective Representatives, or the obligations of the Company or any Company Group Member, under Section 6.5.

6.7 Section 16(b) Exemption.

During the Interim Period, the Company shall cause the Company Board, or a committee thereof composed solely of at least two directors who qualify as “Non-Employee Directors” under Rule 16b-3, to approve in advance each specific disposition of equity securities of the Company (including any derivative securities) by each director or executive officer of the Company subject to Section 16(a) of the Exchange Act that is effected in connection with the Merger, in each case to the extent necessary to qualify such disposition for the exemption provided by Rule 16b-3. Any such approval shall identify the specific transaction or the terms and conditions thereof fixed in advance, and the Company shall maintain appropriate records of such approval.

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6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)	For six (6) years after the Effective Time, the Company and each other Company Group Member shall honor and fulfill the obligations of the Company and each other Company Group Member under any and all (i) indemnification agreements set forth on Schedule VI that are in effect immediately prior to the Effective Time between the Company or any other Company Group Member, on the one hand, and any Pre-Closing Board Member or any current or former officer of the Company or any other Company Group Member (each, together with each Pre-Closing Board Member, a “Covered Person”), on the other hand, and (ii) provisions in the articles of incorporation and bylaws or comparable governing documents of the Company or any other Company Group Member providing for indemnification, exculpation, contribution, expense reimbursement or advancement of expenses to any Covered Person, in each case, as in effect immediately prior to the Effective Time (collectively, the “Existing Indemnification Arrangements”), in each case to the same individuals, subject to the same terms and to the same extent set forth in the Existing Indemnification Arrangements. For six (6) years after the Effective Time, the Company shall, and shall cause each other Company Group Member to, maintain its articles of incorporation and bylaws or comparable governing documents with provisions no less favorable in the aggregate with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the articles of incorporation and the Current Bylaws and the equivalent governing documents of its Subsidiaries, as applicable. The rights and obligations under this Section 6.8(a) are in addition to, and not in lieu of, any other rights to indemnification, exculpation, contribution, expense reimbursement or advancement of expenses to which any Covered Person may be entitled, whether pursuant to the Existing Indemnification Arrangements, applicable Law, the directors’ and officers’ liability insurance contemplated by Section 6.8(b) or otherwise. Each Covered Person is an intended third-party beneficiary of this Section 6.8(a) and shall be entitled to enforce the provisions hereof and thereof in accordance with their terms.

(b)	At or prior to the Effective Time, the Company shall purchase irrevocable tail insurance providing coverage to each individual who served as (x) a member of the Company Board at any time prior to the Effective Time (each, a “Pre-Closing Board Member” and, collectively, the “Pre-Closing Board”) and (y) an officer of the Company, in each case, at any time prior to the Effective Time, with respect to claims arising out of acts or omissions related to the Company that occurred or are alleged to have occurred on or prior to the Effective Time with a coverage period of at least six years from the Effective Time in an amount and scope of coverage that are no less favorable in the aggregate than those of the Company’s existing directors’ and officers’ liability and errors and omissions insurance policies in effect immediately prior to the Effective Time (such irrevocable tail insurance, the “Tail Policy”). The fees, costs and expenses associated with obtaining the Tail Policy (including the premium) shall be paid by the Company.

6.9 Obligations of Merger Sub.

Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

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6.10 Public Statements and Disclosure.

(a)	The initial press release with respect to the execution of this Agreement shall be a joint press release in a form reasonably agreed to by the Parties and issued promptly following the execution and delivery of this Agreement. During the Interim Period, no other press release or public announcement related to this Agreement or the Transactions shall be issued or made by any Party (and each such Party shall cause such Party’s Affiliates and Representatives not to issue any such press release or public announcement) without the approval of the other Parties, unless required by Law or the regulations or policies of any securities exchange or other similar regulatory body (in each case, in the reasonable opinion of counsel); provided, however, that except as otherwise contemplated by Section 5.5, no approval of Parent or Merger Sub shall be required for any filing, amendment, supplement, press release, public announcement or other communication by the Company or any Company Group Member that is required by applicable Law or the regulations, rules or policies of the SEC or the Stock Exchange, including any filing or dissemination required under Rule 14c-2, Rule 14c-5, Rule 13e-3 or Schedule 14C or Schedule 13E-3; provided, further, that, to the extent permitted by applicable Law, the Company shall give Parent reasonable advance notice of, and a reasonable opportunity to review and comment on, any such filing, amendment, supplement, press release, public announcement or other communication prior to the filing, dissemination or issuance thereof, and the Company shall consider in good faith any timely comments provided by Parent; provided, further, that the Company may make any such filing, amendment, supplement, press release, public announcement or other communication without complying with the foregoing review and comment procedures to the extent necessary to comply with applicable Law or to meet any applicable filing or dissemination deadline.

(b)	Notwithstanding Section 6.10(a):

(i)	the Company will not be obligated to obtain the approval of, or provide an opportunity for review and comment by, Parent as contemplated by Section 6.10(a) with respect to communications principally directed to its employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication; and

(ii)	Parent will not be obligated to obtain the approval of, or provide an opportunity for review and comment by, the Company as contemplated by Section 6.10(a) with respect to communications and filings (including with respect to listing or securities exchange obligations or practices) that are principally directed to its employees, principals and existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, in each case, so long as such disclosure does not involve any material non-public information regarding the Company and such Persons are subject to customary confidentiality restrictions.

(c)	The restrictions set forth in this Section 6.10 shall not apply to any press release, announcement or public statement made or proposed to be made by Parent or the Company with respect to an Acquisition Proposal, a Superior Proposal, a Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate, and made in accordance with Section 5.3 (or made or proposed to be made by Parent in response thereto) or in connection with any dispute between the parties regarding this Agreement or the Transactions.

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6.11 Transaction Litigation.

At all times during the Interim Period, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all documents and pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.11, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client, work product, or any other privilege, doctrine or protection between the Company and its counsel is not undermined), and Parent will be provided an opportunity to review, and the Company will provide Parent with an opportunity to review, and Parent may offer comments or suggestions with respect to all filings or written responses to be made by the Company with respect to such Transaction Litigation (and the Company shall give good-faith consideration to any such comments or suggestions) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.12 Stock Exchange Delisting; Deregistration.

The Company and the Company Board will use their reasonable best efforts to maintain, and neither the Company nor the Company Board will cause or permit the interruption or termination of, the listing of the Shares on the Stock Exchange prior to the Effective Time. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the Stock Exchange to cause (a) the delisting of the Company Common Stock from the Stock Exchange as promptly as practicable after the Effective Time, and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.13 Additional Agreements.

If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.14 Parent Vote.

Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving this Agreement in accordance with the NRS.

6.15 No Control of the Other Party’s Business.

The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.16 Anti-Takeover Laws.

Each of Parent and the Company and the Company Board (and any committee empowered to take such action, including the Special Committee) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement or the Transactions; and (b) if any Takeover Statute becomes applicable to this Agreement, or the Transactions, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

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6.17 No Employment Discussions.

Except as approved by the Special Committee, at all times after the Agreement Date until the Stockholder Consent has been delivered, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements, agreements or other understandings with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

6.18 Section 15(f) Board Composition.

(a)	Promptly after the Effective Time, Parent shall cause USCF Advisers to use its reasonable best efforts to cause the board of trustees of USCF ETF Trust to satisfy the condition set forth in Section 15(f)(1)(A) of the Investment Company Act that at least seventy-five percent (75%) of the members of such board are not “Interested Persons,” as defined in Section 2(a)(19) of the Investment Company Act, for the three (3)-year period following the Closing in accordance with applicable Law and the governing documents of USCF ETF Trust.

(b)	For a period of not less than two (2) years following the Closing, Parent shall, and shall cause USCF Advisers to, conduct their respective businesses so as to ensure that no “unfair burden,” within the meaning of Section 15(f)(2)(B) of the Investment Company Act, is imposed on any Approval Fund as a result of the Transaction or any express or implied terms, conditions or understandings applicable thereto. If, during such two (2)-year period, Parent ceases to directly or indirectly control USCF Advisers, Parent shall, as a condition to the consummation of the transaction pursuant to which Parent ceases to control USCF Advisers, cause the Person that acquires control of USCF Advisers to assume in writing Parent’s obligations under this Section 6.18(b) for the remainder of such two (2)-year period.

6.19 Transfer Restrictions.

The Company agrees, with respect to each Supporting Stockholder, that if any such Supporting Stockholder attempts to Transfer (as defined in the Voting and Support Agreements), vote or provide any other person with the authority to vote any shares of the capital stock of the Company owned by such Supporting Stockholder other than in compliance with the Voting and Support Agreements, the Company shall not, to the extent a holder of record, (a) permit any such Transfer on the Company’s books and records, (b) issue a new certificate representing any of the shares of such capital stock or permit any book entries for any such Transfer with respect to any such shares of such capital stock that are in uncertificated form or (c) record such vote.

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6.20 Termination of Voting Agreement.

That certain Voting Agreement, dated as of January 27, 2015, by and between The Nicholas and Melinda Gerber Living Trust and The Schoenberger Family Trust, shall have been terminated in its entirety and shall be of no further force or effect prior to the Closing, and the Company shall deliver to Parent evidence of such termination in form and substance reasonably satisfactory to Parent.

6.21 MGUS Liabilities.

Prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause MGUS to use commercially reasonable efforts (a) fully pay, satisfy, settle, discharge or otherwise resolve all Liabilities of MGUS, including all Liabilities arising out of or relating to outstanding invoices from current or former vendors, in each case on terms reasonably satisfactory to Parent, or (b) with respect to any such Liabilities that have not been so paid, settled, discharged or otherwise resolved prior to the Closing, retain cash or cash equivalents in an amount reasonably sufficient to satisfy such Liabilities; provided, that neither the Company nor MGUS shall compromise, settle or otherwise resolve any such Liability prior to the Closing without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.22 Bylaws

Prior to the Effective Time, the Company shall take all actions necessary or appropriate to cause the Amended and Restated Bylaws to be duly adopted and approved, effective as of the Effective Time. The Company shall not amend, modify, supplement or waive any provision of the Current Bylaws prior to the Effective Time without the prior written consent of Parent.

Article VII
CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger.

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)	Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b)	No Prohibitive Laws or Orders. No Order is in effect and restrains, enjoins or otherwise prohibits the consummation and effectiveness of the Transactions, including the Merger.

(c)	Information Statement. At least twenty (20) calendar days shall have elapsed from the date the definitive Information Statement (including any information statement or disclosure required to be included pursuant to Schedule 13E-3, if applicable) was first mailed, sent or given to each holder of Company Capital Stock entitled to vote or give consent with respect to the Merger and from whom proxies are not solicited, and such Information Statement and any applicable Schedule 13E-3 materials shall have been disseminated in accordance with Rule 14c-2 before the earliest date on which the corporate action may be taken.

(d)	Fund Regulatory Approvals and Interim Arrangements. With respect to each Approval Fund, the Fund Board Approvals and Fund Shareholder Approvals shall have been obtained or entered into, as applicable; provided that no approval or consent relating to USCF Daily Target 2X Copper Index ETF (ticker symbol CPXR) or its Cayman subsidiary shall be required as a condition to Closing.

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(e)	Governmental Filings and Authorizations. The Parties shall have made or obtained, as applicable, all Filings and Authorizations set forth on Schedule V required to be made with or obtained from any Governmental Entity in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions (including the Merger) and each such Authorization shall be in full force and effect as of the Closing.

7.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.

The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)	Representations and Warranties. (i) The Fundamental Representations shall be true and correct (in all but de minimis respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (in all but de minimis respects) as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.12 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case with respect to clause (iii), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the representations and warranties of each Supporting Stockholder set forth in Section 2 of the applicable Voting and Support Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such earlier date).

(b)	Performance of Obligations of the Company. Each of the Supporting Stockholders and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Supporting Stockholders or the Company on or prior to the Closing Date.

(c)	Company Material Adverse Effect. During the Interim Period, no event shall have occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)	Terminated Fund Board Approval. The Company shall have obtained, or caused to be obtained, the Termination Board Approvals with respect to each Terminated Fund, and each such Termination Board Approval shall remain in full force and effect as of the Closing, and the Company shall have delivered to Parent copies of each such Termination Board Approval.

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(e)	FIRPTA Certificate. The Company shall have delivered to Parent a certificate, in form and substance reasonably satisfactory to Parent, and duly executed and acknowledged by the Company, satisfying the requirements of U.S. Treasury Regulation Section 1.1445-2(c)(3), and accompanying IRS notice pursuant to U.S. Treasury Regulation Section 1.897-1(h).

(f)	FCA Approval. To the extent that the UK Subsidiaries are not sold, transferred or otherwise divested prior to the Closing, Parent and each other person who would, on Closing, as a result of the Merger acquire control (within the meaning of section 181 of FSMA) of each UK Subsidiary, shall have obtained written notification from the FCA that (i) the FCA has approved the Merger pursuant to section 189(4)(a) or section 189(7) of FSMA or (ii) in absence of such notice, the FCA being treated as having approved the Merger pursuant to section 189(6) of FSMA (the “FCA Approval”), and, in each case, all such approvals, consents and non-objections shall remain in full force and effect as of the Closing.

(g)	Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, dated as of the Closing Date and duly executed for and on behalf of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(h)	No Dissenter’s Rights. No holder of Company Capital Stock will be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, in connection with this Agreement or the Transactions, including the Merger.

(i)	Required Consents. The Company shall have obtained all consents, waivers, approvals and authorizations of any Person (other than a Governmental Entity or the consents required pursuant to Section 7.1(d)) set forth on Schedule IV that are required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions (including the Merger), and each such consent, waiver, approval and authorization shall be in full force and effect as of the Closing.

7.3 Conditions to the Company’s Obligations to Effect the Merger.

The obligation of the Company to consummate the Transactions, including the Merger, is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case, except where the failure to be so true and correct would prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(b)	Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)	Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, dated as of the Closing Date and duly executed for and on behalf of Parent and Merger Sub, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.

This Agreement may be validly terminated, and the Transactions may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the delivery of the Stockholder Consent), if (i) any Governmental Entity of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and such Order shall have become final and non-appealable or (ii) any Law has been enacted, entered, enforced or deemed applicable to the Merger that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of such Order;

(c)	by either Parent or the Company, at any time prior to the Effective Time, by giving written notice of such termination to the Company or Parent, as applicable, if the Closing shall not have occurred on or prior to June 7, 2027 (the “Termination Date”); provided, that if all of the conditions to consummate the Merger in Article VII have been satisfied or waived as of the initial Termination Date (other than those conditions which by their nature can only be satisfied at the Closing, each of which is capable of being satisfied at the Closing) other than the condition set forth in Section 7.1(d), then the Termination Date shall be automatically extended for three (3) months (and such date as so extended shall constitute the Termination Date); provided, further, that (i) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the Closing not having occurred on or prior to the Termination Date and (ii) if the Company initiates a Legal Proceeding pursuant to Section 9.8(b), then the Termination Date shall be automatically extended until the final conclusion of that Legal Proceeding;

(d)	by Parent, at any time prior to the Effective Time, by giving written notice of such termination to the Company, if there has been a material breach of a representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the Agreement Date, in each case such that the closing conditions set forth in Sections 7.1 or 7.2 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) twenty (20) days after written notice thereof is given by Parent to the Company and (ii) the Termination Date;

(e)	by Parent, if at any time the Company Board or the Special Committee has effected a Company Board Recommendation Change;

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(f)	by Parent if the duly executed Stockholder Consent is not received by the Company within one Business Day following the execution and delivery of this Agreement by Parent and Merger Sub; or

(g)	by the Company, at any time prior to the Effective Time, by giving written notice of such termination to Parent, if there has been a material breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the Agreement Date, in each case, such that the closing conditions set forth in Sections 7.1 or 7.3 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) twenty (20) days after written notice thereof is given by the Company to Parent and (ii) the Termination Date.

8.2 Manner and Notice of Termination; Effect of Termination.

(a)	Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)	Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party (including, with respect to Parent and Merger Sub, any Parent Related Party)) to the other Parties, as applicable, except that Section 6.12, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the previous sentence nothing in this Agreement will relieve the Company, Parent or Merger Sub from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a)	General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Merger) shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. The Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Notwithstanding anything to the contrary, if the Closing occurs, the Surviving Corporation shall pay all fees and expenses incurred by Parent in connection with this Agreement and the Transactions (including the Merger) prior to the Closing.

(b)	Company Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(e) (Company Board Recommendation Change), then the Company must promptly (and in any event within three (3) Business Days) following such termination pay to Parent an amount equal to $ 2,585,746.11 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time.

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(c)	Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)	Enforcement Expenses. If the Company fails to pay the Company Termination Fee when due and, in order to obtain such payment, Parent takes action to enforce such obligation, the Company shall reimburse Parent for its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such enforcement actions (collectively, “Enforcement Expenses”).

(e)	Integral. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.

(f)	Sole and Exclusive Remedy.

(i)	If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is payable pursuant to Section 8.3(b) and paid, Parent’s receipt of the Company Termination Fee (and any Enforcement Expenses) will be the sole and exclusive remedies of (A) Parent, Merger Sub or the Sponsors and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Sponsors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Sponsors (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) against (x) the Company and its Affiliates and (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (x) and (y) collectively, the “Company Related Parties”) in respect of this Agreement (except as otherwise expressly contemplated by this Section 8.3(f)(i)), the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure (except as otherwise expressly contemplated by this Section 8.3(f)(i)). Following the valid termination of this Agreement pursuant to Section 8.1, including upon payment of the Company Termination Fee (and any Enforcement Expenses) in a situation in which the Company Termination Fee is payable and is paid, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, or the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve the Company from any liability for any fraud or Willful Breach of this Agreement. If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is not payable, the Company’s liability shall be limited to liability arising from any fraud or Willful Breach of this Agreement.

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(ii)	Each of the Parties acknowledges that the Company Termination Fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g)	Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f) or the availability of monetary damages, it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although Parent, Merger Sub and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances (and notwithstanding anything to the contrary herein) will Parent, Merger Sub or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to Parent, the Company Termination Fee.

8.4 Amendment.

Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties, except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the NRS without such approval.

8.5 Extension; Waiver.

At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Article IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants.

Other than as set forth in the Voting and Support Agreements (and in such case, solely in respect of the obligations of the Supporting Stockholders), the representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

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9.2 Notices.

All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Flower AcquireCo, LLC

c/o Lloyd Harbor Capital Management

44 Main Street

Cold Spring Harbor, NY 11724

Attention: Tim Rotolo

Email: tjr@lloydharborcapital.com

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

Attention: Richard B. Aldridge; Avryl Klich

Email: richard.aldridge@morganlewis.com; avryl.klich@morganlewis.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Adam M. Givertz

Email: agivertz@paulweiss.com

(b)	if to the Company (prior to the Effective Time) to:

The Marygold Companies, Inc.

120 Calle Iglesia, Unit B

San Clemente, CA 92672

Attention: David Neibert, Chief Operations Officer

Email: dneibert@themarygoldcompanies.com

with a copy (which will not constitute notice) to:

Holland & Hart LLP

9555 Hillwood Drive, 2nd Floor

Las Vegas, Nevada 89134

Attention: Gian Brown

Email: gabrown@hollandhart.com

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Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) to any of their respective Affiliates; or (b) to any debt financing source of Parent or Merger Sub for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, it being understood that, in each case, such assignment will not relieve Parent or Merger Sub of any of its obligations hereunder.

9.4 Confidentiality.

Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group Members furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement.

This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Disclosure Schedule and the Equity Commitment Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof; provided that, the Parties acknowledge and agree that the Disclosure Schedule are “facts ascertainable” as that term is used in NRS 92A.200(2) and does not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third-Party Beneficiaries.

Except as set forth in Section 6.8(a), Section 9.16 and Section 9.17, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8(a), Section 9.16 and Section 9.17 and (b) from and after the Effective Time, the rights of the holders of shares of Company Capital Stock to receive the consideration payable in respect of such shares pursuant to Article II. Section 8.3(f) will inure to the benefit of the Parent Related Parties and the Company Related Parties.

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9.7 Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a)	Remedies Cumulative. Except as otherwise provided herein, including Article IX, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)	Specific Performance.

(i)	The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 9.16 and Section 8.3(g), (A) the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)	Subject to Section 9.8(b)(i) and subject to Section 8.3(g), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

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(iii)	Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to specific performance to cause Parent and Merger Sub to consummate the Transactions, including to cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of any Sponsor under the Equity Commitment Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions st forth in the Equity Commitment Letters) and effect the Closing in accordance with the terms and subject to the conditions in this Agreement, only in the event that (and only if and for so long as), (A) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, each of which is capable of being satisfied assuming a Closing would occur), (B) the Company has given irrevocable written notice to Parent that (I) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, each of which is capable of being satisfied assuming Closing would occur), (II) the Company is ready, willing and able on such date and at all times during the three (3) Business Days immediately thereafter to consummate the Closing if Parent performs its obligations under this Agreement (excepting any condition that would not be capable of being satisfied due to Parent’s actions or omissions, including failure to obtain adequate proceeds to effect the Closing) and (III) if specific performance is granted and the Equity Financing is funded, the Closing will occur pursuant to this Agreement, and (C) Parent fails to consummate the Closing within three (3) Business Days following the delivery of the Company’s notice pursuant to the foregoing clause (B).

9.9 Governing Law.

This Agreement, the documents, instruments and certificates contemplated or delivered hereunder, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the documents, instruments and certificates contemplated or delivered hereunder, or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder, or the Transactions, shall be governed by the internal Laws of the State of Nevada applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction; provided that the definition of “Company Material Adverse Effect” in Section 1.1(t) shall be governed by the internal Laws of the State of Delaware, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

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9.10 Consent to Jurisdiction; Attorney Client Privilege Matters.

(a)	General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement or the Transactions, including the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (including any business court (as defined in NRS 13.050(4)) thereof or thereunder) and any state appellate court therefrom within the State of Nevada (or, if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Nevada) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)	Attorney Client Privilege Matters.

(i)	The Parties acknowledge that the Company has been represented by Holland & Hart LLP (“Company Counsel”) in connection with this Agreement and the Transactions, and the Supporting Stockholders have been represented by Loeb & Loeb LLP (“Stockholder Counsel”) in connection with this Agreement, the Voting and Support Agreements and the Transactions (collectively with the representation by Company Counsel, the “Transaction Engagement”). From and after the Effective Time, to the extent permitted by applicable Law, any attorney-client privilege, attorney work-product protection or other similar protection applicable to communications solely between Stockholder Counsel, on the one hand, and the Supporting Stockholders or their respective representatives, on the other hand, relating to the Transactions shall remain with and may be controlled by the applicable Supporting Stockholders; provided that nothing in this Section 9.10 shall be deemed to limit or otherwise affect any rights of Parent, the Surviving Corporation or any of their respective Affiliates with respect to any communications, documents or other materials of the Company or any of its Subsidiaries.

(ii)	With respect to communications between Company Counsel, on the one hand, and the Company, its Subsidiaries or their respective directors, officers, employees or agents, on the other hand, solely to the extent relating directly to the negotiation, documentation or consummation of this Agreement and the Transactions (the “Privileged Transaction Communications”), Parent and the Surviving Corporation agree that, solely to the extent such communications remain subject to a valid and enforceable attorney-client privilege, attorney work-product protection or other similar protection following the Effective Time, neither Parent nor the Surviving Corporation shall knowingly introduce into evidence or affirmatively rely upon the substance of such Privileged Transaction Communications in prosecuting a claim against a Supporting Stockholder in any Legal Proceeding arising directly out of this Agreement or the Transactions.

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(iii)	Notwithstanding anything to the contrary in this Section 9.10, (A) no attorney-client privilege, attorney work-product protection or other right or protection of the Company or any of its Subsidiaries shall be transferred, assigned or otherwise conveyed to any Supporting Stockholder or other Person as a result of this Section 9.10, (B) Parent, the Surviving Corporation and their respective Affiliates shall have unrestricted ownership of, possession of and access to all books, records, files, communications and other information of the Company and its Subsidiaries following the Effective Time and may review and use such materials for any purpose other than the limited use expressly prohibited by the immediately preceding sentence, (C) nothing herein shall restrict Parent, the Surviving Corporation or any of their respective Affiliates from using or disclosing any communication or information that (1) is not subject to a valid and enforceable attorney-client privilege, attorney work-product protection or other similar protection, (2) has been disclosed to a third party in circumstances resulting in a waiver of any applicable privilege or protection, (3) is independently obtained or discovered without reliance on the substance of a Privileged Transaction Communication or (4) is required to be disclosed by applicable Law, legal process or any Governmental Authority, (D) nothing herein shall restrict Parent, the Surviving Corporation or any of their respective Affiliates from using or relying upon any Privileged Transaction Communication to defend against any claim, demand, investigation or Legal Proceeding brought or asserted by any Person other than Parent, the Surviving Corporation or their respective Affiliates, or to respond to any claim or allegation that places the substance of such communication at issue, (E) nothing herein shall prevent Parent, the Surviving Corporation or any of their respective Affiliates from contesting the existence, scope, validity, applicability or waiver of any asserted privilege or protection, and (F) nothing herein shall affect any privilege or protection applicable to communications relating to matters other than the Transaction Engagement.

9.11 WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE EQUITY COMMITMENT LETTERS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Disclosure Schedule References.

The Parties agree that the disclosure set forth in any particular section or subsection of the Disclosure Schedule and Parent and Merger Sub Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

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9.13 Counterparts.

This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation.

It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15 Disclaimer.

The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole contractual benefit of such Parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the Parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities Laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

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9.16 No Recourse.

Notwithstanding anything to the contrary in this Agreement, in no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary damages, recovery or award or any other remedy against any Parent Related Party with respect to this Agreement, the Equity Commitment Letters or the transactions contemplated hereby and thereby (including any breach by the Sponsors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than (a) from Parent or Merger Sub to the extent expressly provided for in this Agreement, (b) from each Sponsor to the extent expressly provided for in such Sponsor’s Equity Commitment Letter and (c) pursuant to the Confidentiality Agreement.

9.17 Financing Provisions.

Notwithstanding anything in this Agreement to the contrary, each of Parent and the Company on behalf of itself and each of its Affiliates, solely in respect of any agreement entered into in connection with any Financing that is governed by the Laws of the State of New York: (a) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such Party in any such proceeding shall be effective if notice is given in accordance with Section 9.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Legal Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, any definitive documentation for the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that the Financing Sources will not have any liability to any of the Company Group Members or any of their respective Affiliates or Representatives (or their Affiliates’ Representatives) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (h) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, this Section 9.17 and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17 (and such provisions shall not be amended in any way materially adverse to the Financing Sources without the prior written consent of the Financing Sources). This Section 9.17 shall not affect, alter or amend in any way the covenants and agreements between the Company and Parent, or the obligations of the Company and Parent provided for in this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PARENT:

FLOWER ACQUIRECO, LLC

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

MERGER SUB:

FLOWER MERGER SUB, INC.

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

Schedules [Redacted]

COMPANY:

THE MARYGOLD COMPANIES, INC.

By:	/s/ Nicholas Gerber
Name:	Nicholas Gerber
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]